UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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VERA BRADLEY, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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2022 PROXY STATEMENT

AND NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

Welcome to the Vera Bradley, Inc.

Annual Meeting of Shareholders

Dear Shareholder of Vera Bradley, Inc.:

You are cordially invited to attend the 2022 Annual Meeting of Shareholders of Vera Bradley, Inc., to be held at 8:00 a.m., Eastern Time, on May 26, 2022 at our Design Center at 12420 Stonebridge Road, Roanoke, IN 46783.

The attached Notice of 2022 Annual Meeting of Shareholders and Proxy Statement provide information concerning the matters to be considered and voted on at the Annual Meeting. Please take the time to carefully read each of the proposals.

Regardless of the number of shares you hold or whether you plan to attend the meeting in person, your vote is important. Accordingly, please vote your shares as soon as possible by following the instructions you received on your proxy card. Voting your shares prior to the Annual Meeting will not prevent you from voting your shares in person if you subsequently choose to attend the meeting.

To make it easier for you to vote, Internet and telephone voting are available. The instructions for voting via the Internet and telephone can be found on your proxy card.

Thank you for your continued support of Vera Bradley, Inc.

Sincerely,

Robert Wallstrom

President and Chief Executive Officer

April 22, 2022

NOTICE OF 2022 ANNUAL MEETING OF SHAREHOLDERS

Date:	May 26, 2022

Time:	8:00 a.m., Eastern Time

Place:	Vera Bradley Design Center 12420 Stonebridge Road Roanoke, IN 46783

Record Date:	March 28, 2022. You are entitled to vote at the Annual Meeting only if you were a shareholder at the close of business on the record date.

Items of Business:

•  To elect nine Directors for a one-year term to expire at the 2023 Annual Meeting of Shareholders

•  To ratify the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for fiscal 2023

•  To approve, on an advisory basis, the compensation of the Company’s named executive officers

•  To transact any other business as may properly come before the meeting or at any adjournments or postponements thereof

Proxy Voting:	Shareholders of record may vote in person at the Annual Meeting in Roanoke, but may also appoint proxies to vote their shares in one of the following ways

Via Internet – cast your vote at www.proxyvote.com 24/7 until 11:59 p.m., Eastern Time on May 25, 2022	Via Phone – cast your vote by phone at 1-800-690-6903 24/7 until 11:59 p.m., Eastern Time on May 25, 2022	Via Mail – Mark, sign, and date your proxy card and return it in the postage-paid envelope provided

Shareholders whose shares are held by a bank, broker, or other nominee (in “street name”) may instruct such record holders how to vote their shares. Any proxy may be revoked at any time prior to its exercise at the meeting by following the procedures described in the proxy solicitation materials. If you hold your shares in “street name” and wish to vote your shares in person at the Annual Meeting, you must obtain a legal proxy from your bank, broker, or other holder of record, giving you the right to vote the shares.

By Order of the Board of Directors,

Mark C. Dely

Corporate Secretary

April 22, 2022

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Shareholders to be Held on May 26, 2022: This 2022 Proxy Statement and Notice of Annual Meeting of Shareholders and our Fiscal 2022 Annual Report are available in the “Investor Relations” section of our website at www.verabradley.com.

PROXY SUMMARY

PROXY SUMMARY

This summary highlights information contained elsewhere in this Proxy Statement. This summary does not contain all of the information you should consider, and we encourage you to read the entire Proxy Statement before voting.

FISCAL 2022 BUSINESS HIGHLIGHTS

Strategic Progress

In Fiscal 2022, we were keenly focused on four strategies to propel the Vera Bradley, Inc. business and both of our brands, Vera Bradley and Pura Vida, forward:

1. DRIVING OUR DIGITAL-FIRST STRATEGY.

We made strategic organizational shifts and investments to pivot us to a digital-first company, evolving into a customer-centric, data-driven, technology-enabled, and digitally-focused enterprise which allows us to effectively engage with our customers and offer a seamless shopping experience. Over one-third of our consolidated revenues are now generated from e-commerce sales, and excluding our factory stores, over half of our total company sales are driven by e-commerce.

2. CONTINUING TO ENHANCE OUR PRODUCT INNOVATION PIPELINE, COLLABORATIONS, AND CATEGORY EXTENSIONS.

We continue to build our Vera Bradley and Pura Vida lifestyle brands to attract new customers and increase share-of-wallet with existing customers.

3. BUILDING OUR COMMUNITY THROUGH MARKETING.

Both brands are working to engage, diversify and grow their customer bases through analytics, targeted marketing and ESG efforts.

4. EVOLVING OUR DISTRIBUTION CHANNELS.

We are continually looking for new ways to reach our customers and to reinvent the shopping experience in the ever-changing retail environment; the future for both brands will be a powerful combination of digital and “brick-and-mortar.”

Some of our major achievements for the year included:

For Vera Bradley:

Digital-first:

❖

We continued to focus on enhancing and reinventing the customer experience in our full-line stores, and certain digital shopping additions that gained popularity during the pandemic have remained popular, such as appointment selling, buy-online/pick-up in-store, and curbside pickup.

In the Product area:

❖

We continued another year of high-profile product collaborations with several iconic brands, including Disney, Harry Potter, and Crocs, to create and sell limited-edition product collections. We also collaborated with Classic Accessories for a first-ever outdoor collection.

❖

We accelerated our robust fabric innovation pipeline to develop new fabric offerings and continued to build on our platform of sustainable fabrics. We expanded our full-line Performance Twill and recycled Re-Active collections and our Factory Ultralight fabrication and launched our Cotton ReIMAGINED Collection crafted from 50% recycled and 50% conventional cotton. We’re constantly researching and innovating to bring our customers more eco-friendly options, with a goal of updating 100% of our core fabrics to more sustainable alternatives by 2025.

❖	We expanded our apparel collection, adding graphic tees, puffer jackets, vests, leggings, and a larger selection of pajamas to our already popular cozy collection of sleepwear and robes.

In the Marketing area:

❖

Our investments in customer data science and business analytics have continued to position us well, allowing us to collect and analyze data and respond to customer changes and adjust marketing spend in an agile way.

❖

Vera Bradley continues to engage, diversify, and grow its customer base through analytics, targeted marketing, and VB Cares efforts. Vera Bradley’s customer count grew by nearly 15% over last year, essentially bringing us back to pre-pandemic levels, and social media followers continued to grow, with Facebook at nearly 2 million, Instagram approaching 600,000, and TikTok climbing.

❖

Our targeted digital media, traditional media, and public relations efforts drove increased brand awareness and improved earned media, with total media impressions up approximately 140% to slightly over 22 billion for the year.

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PROXY SUMMARY

❖	Our customer service model and voice of the customer program continued to drive industry-leading customer satisfaction scores.

On the Distribution front:

❖

We continued to strengthen and rationalize our store base. We opened six new factory stores and closed five underperforming full-line stores, ending the fiscal year with 70 full-line and 75 factory locations.

❖	Vera Bradley continues to expand its options for customers to shop.
❖	We launched our Canadian website as our first international, localized website experience.
❖	We continue to be excited about alternative payments such as AfterPay, which is driving higher units per transaction and increased sales.
❖	As sustainability and resale continue to gain traction, so does our partnership with ThredUp, which was launched in early fiscal 2022.
❖	We added Chewy.com as a new distribution partner for our line of pet products.
❖	We opened a Vera Bradley store in the LAX airport as part of our travel expansion focus.

For Pura Vida:

Digital-First:

❖

We completed Pura Vida’s ERP integration, so that our entire enterprise is now on a unified technology platform, allowing for enhanced capabilities in sourcing, customer service, CRM, and data analytics.

In the Product area:

❖

We entered into several high-profile product collaborations, including Hello Kitty, Disney, and Harry Potter, bringing new customers to our brand. In addition, we launched our first jewelry collection with Outer Banks star and influencer Madison Bailey, which is appealing to a more diverse customer.

❖

Pura Vida continued to show strength as a lifestyle brand by successfully expanding into new product categories, including shirts, hoodies, and backpacks. This lifestyle appeal will continue to be a key driver of growth.

In the Marketing area:

❖

Pura Vida’s social media engagement remains one of the most highly-engaged brands in the accessories space on social media, with over 2 million Instagram followers and over 450,000 TikTok followers, a little more than a year after launch.

❖	Pura Vida continued to rank at the top of the industry for our net promoter and customer satisfaction scores.

On the Distribution front:

❖

Pura Vida opened its first retail store in San Diego’s Westfield UTC Mall in August. Since opening, sales have surpassed expectations in our San Diego e-commerce business relative to the rest of the country demonstrating the power a retail presence has in driving digital sales, omni-channel loyalty, and spending.

❖

We continued to add new wholesale partnerships, adding over 400 new accounts in fiscal 2022, exceeding our expectations. In addition, Dillard’s joined Nordstrom as a Pura Vida department store distributor.

❖	We added Pura Vida shop-in-shops to 23 full-line Vera Bradley stores and completed our roll out of the Pura Vida charity bracelet program to all Vera Bradley full-line and factory locations.

We reinforced our commitment to be a Purpose- and ESG-driven organization.

❖	In 2021, Pura Vida completed its B-Corp Impact Assessment, and in February 2022 was awarded the B Corporation Certification.
❖

We continued to strengthen our community support and charitable efforts under the umbrella of VB Cares, particularly through organizations that can profoundly improve the lives of women and children, including raising $1.5 million for the Vera Bradley Foundation Center for Breast Cancer Research, bringing total contributions to date to $37.5 million, and entering the third consecutive year of partnership with Blessings in a Backpack, raising and donating approximately $750,000 to date, with the help of our customers, to the organization.

❖

Charity bracelets and other products continued to be an important element of the Pura Vida lifestyle and an important draw for our cause-minded customers. To date, Pura Vida has raised and donated over $4.0 million to a myriad of special causes.

❖

We amplified our Company-wide diversity and inclusion initiative, Project Quilt, to continue to enhance diversity, equality, and inclusion, focusing on three key areas – the Associate Experience, the Customer Experience, and the Community Experience.

❖

We further strengthened and diversified our Board of Directors with the addition of Nancy Twine, founder and CEO of Briogeo Hair Care, bringing our female board representation to 60%, making us one of only 8% of the Russell 3000 Index companies with gender-balanced boards according to the 50/50 Women on Boards Gender Diversity Directory™.”

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PROXY SUMMARY

Financial Results

In the Company’s second fiscal quarter of fiscal 2020 (on July 16, 2019), Vera Bradley acquired a 75% interest in Creative Genius, Inc., which also operates under the name Pura Vida Bracelets (“Pura Vida”). Financial results for Pura Vida have been consolidated beginning July 17, 2019, the first full day following the acquisition. Figures prior to fiscal 2020 have not been restated to reflect the purchase transaction.

The graphs below provide a ‘‘snapshot’’ of our performance in accordance with accounting principles generally accepted in the United States (“GAAP”) in fiscal 2022 and the previous four fiscal years.

Net revenues totaled $540.5 million in fiscal 2022 compared to $468.3 million in fiscal 2021. Vera Bradley, Inc. net income in accordance with GAAP was $17.8 million, or $0.52 diluted EPS, in fiscal 2022, compared to $8.7 million, or $0.26 diluted EPS, in fiscal 2021.

Fiscal 2022 items impacting comparability. During fiscal 2022, Vera Bradley, Inc. net income was impacted by $1.8 million of charges primarily related to the amortization of definite-lived intangible assets.

Fiscal 2021 items impacting comparability. During fiscal 2021, Vera Bradley, Inc. net income was impacted by $12.7 million of charges including after-tax charges of $4.8 million for amortization of definite-lived intangible assets; $4.5 million of store impairment charges; $2.1 million of technology-related re-platforming charges (“Project Novus”); $1.1 million of COVID-19-related charges including the cancellation of certain purchase orders and certain department store exit costs; and $0.2 million for an adjustment upon payment of the earn-out liability associated with the Pura Vida transaction. These charges negatively impacted diluted EPS by approximately $0.38 in fiscal 2021. The COVID-19 pandemic significantly impacted our operating results for the year.

Fiscal 2020 items impacting comparability. During fiscal 2020, Vera Bradley, Inc. net income was impacted by $12.1 million of charges including after-tax Pura Vida purchase-related net charges of $9.7 million and after-tax charges of $2.4 million related to Project Novus, while net revenues were positively impacted by $65.9 million of incremental revenue attributable to Pura Vida. The Pura Vida purchase-related net charges and the Project Novus charges negatively impacted diluted EPS by approximately $0.35 in fiscal 2020. Refer to Note 16 of the Notes to the Consolidated Financial Statements set forth in Part II, Item 8 of the Company’s Annual Report on Form 10-K for the fiscal year ended February 1, 2020 for additional information.

Fiscal 2018 items impacting comparability. Refer to Note 14 in the Company’s Annual Report on Form 10-K for the fiscal year ended February 2, 2019 regarding Vision 20/20-related charges and other charges incurred during fiscal 2018.

We continued to diligently manage our expenses, and we ended the fiscal year with a solid balance sheet with ample cash of over $88 million and no debt. Even facing the macro challenges of the last year, we generated $39.9 million of operating cash flow and returned $7.7 million to shareholders through stock repurchases.

We remain in a strong position to continue to invest in our two lifestyle brands, take advantage of additional growth opportunities over time, and return capital to shareholders through continued share repurchases or future dividends.

Vera Bradley, Inc. 2022 Proxy Statement	iii

PROXY SUMMARY

Corporate Responsibility and our Environmental, Social, and Governance Efforts

Every day, we have the privilege of inspiring and connecting women and girls of all ages through our two lifestyle brands, dedicated Associates, loyal customers, incredible products, wonderful communities and global efforts. Vera Bradley and Pura Vida both nurture and promote a culture of diversity, inclusion, equity, and fairness and are steadfastly focused on creating a future that is more sustainable for all of our stakeholders. We want to ensure our Company is a great place to work, shop and invest through ensuring good governance, caring for people, and caring for our planet.

Vera Bradley, Inc. is committed to being a positive force in the environmental, social, and governance (“ESG”) movement, and it is truly integral to our long-term vision of being a purpose-driven, multi-lifestyle-brand, stable-growth company. We strive to be a leader on ESG issues that matter most to our stakeholders — our customers, our Associates, our shareholders, and our communities.

During the past year, we transparently engaged with the investment community and fostered good corporate governance practices. We strengthened our internal ESG infrastructure and initiatives by adding Enterprise Integrity and Enterprise Sustainability Groups to our organization. We boosted our Board diversity by adding Briogeo founder and CEO Nancy Twine to our Board of Directors, and we are proud to be included in the 8% of Russell 3000 Index companies with gender-balanced boards.

We further developed and engaged our nearly 2,500 Associates. We were extremely honored to receive the #1 ranking on the Forbes list of America’s Best Midsize Employers 2022 and to be recognized for our commitment to making Vera Bradley a wonderful place to work. We continued to support the communities we serve around the world through charitable efforts including Pura Vida’s Charity Bracelet Program and Vera Bradley’s Foundation for Breast Cancer, among others. We founded our test retail concept goodMRKT, a community of makers and creators selling “goods that do good.”

We elevated our efforts on responsible sourcing, product safety and climate change. We picture a future where many products can be reused, repurposed, or recycled and cause minimal negative environmental impact, so we began a partnership with the thredUP Clean Out Service that links to our broader sustainability story. We participated in the Higg BRM assessment in 2021 and are using the results as a tool to improve focus areas related to environmental and social impact. In addition, Pura Vida was awarded the B Corporation Certification, which is a natural fit since it was founded to use the business as a force for good.

Our Corporate Responsibility and Sustainability Report outlines details about the progress made related to our many ESG initiatives and our plans going forward. This report can be found on verabradley.com/ESG. As we continue on our ESG journey, we will update you on our progress.

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PROXY SUMMARY

EXECUTIVE COMPENSATION

Sound program design. We designed our executive officer compensation programs to attract, motivate, and retain the key executives who drive our success. Pay that reflects performance and alignment with the interests of long-term shareholders are key principles. We achieve our objectives through compensation that:

❖	Provides a competitive total pay opportunity;

❖	Links a significant portion of total compensation to performance that we believe will create long-term shareholder value;

❖	Enhances retention by subjecting a meaningful portion of total compensation to multi-year vesting; and

❖	Does not encourage unnecessary and excessive risk taking.

Pay practices. We believe that appropriate corporate governance of our executive compensation program is enhanced by a number of practices, including engagement by the Compensation Committee of its own independent consultant and compensation tools, the absence of tax gross-ups in any of our compensation programs (including no excise tax gross-ups), and the adoption of stock ownership guidelines applicable to directors and officers that align shareholder interests by requiring executives to own stock in the Company.

Pay for performance. Our compensation program allows our Compensation Committee to determine pay based on a comprehensive view of quantitative and qualitative factors designed to produce long-term business success. The correlation between our financial results and executive officer compensation awarded, as described in the “Executive Compensation Discussion and Analysis” or “CD&A” which follows in this proxy statement, aligns the interests of our executive officers with those of the Company. Specifically in fiscal 2022:

❖

The Company achieved below target but above threshold levels for Vera Bradley Brand and Enterprise net revenue metrics at 99% of target and 74% of target, respectively. Pura Vida Brand net revenue and Vera Bradley Brand, Pura Vida Brand, and Enterprise net operating income threshold levels were not achieved.

❖

The Company achieved below target but above threshold levels of its adjusted EPS metric of 73% of target for the fiscal 2022 performance year of the prior-year performance-based restricted stock unit grants. Tranche one of the fiscal 2022 performance-based restricted stock unit grant was not achieved as Vera Bradley, Inc. adjusted EPS fell below threshold.

❖

In addition to financial goals, the annual incentive opportunity included key strategic objectives tied to our Vera Bradley long-term strategic plan and intended to focus the team on making progress towards the Company’s strategic objectives. These strategic objectives paid out at 90% for the Vera Bradley Brand program, 100% for the Pura Vida Brand program and 100% for the Enterprise program, as described herein.

❖	Grants under the Company’s fiscal 2022 Plans vest over a three-year period to promote retention and long-term thinking.

CORPORATE GOVERNANCE HIGHLIGHTS

Our governance principles and practices include a number of policies and structures that we believe are “best practices” in corporate governance, including:

❖	Election of Directors for one-year terms;

❖	Appointment of a Lead Independent Director who participates in the process of preparing meeting agendas and schedules and presides over executive sessions of each Board meeting;

❖	Separation of Chair of the Board and Chief Executive Officer (“CEO”) roles;

❖	Holding executive sessions with only independent directors present at each meeting of the Board;

❖	Minimum stock ownership guidelines applicable to directors and executive officers;

❖	Holding requirements for equity grants made to directors and executive officers until minimum stock ownership guidelines are met;

❖	Policies prohibiting hedging, pledging and other problematic transactions involving Company securities by executive officers, directors, and key employees;

❖	Practice of no excise tax gross-ups for directors and executive officers;

❖	Allowing shareholders to unilaterally amend our bylaws; and

❖	Inclusion of double triggers for Severance Plan benefits upon a change in control.

Vera Bradley, Inc. 2022 Proxy Statement	v

PROXY SUMMARY

SHAREHOLDER ENGAGEMENT

The Board maintains a process for shareholders and interested parties to communicate with the Board. Shareholders and interested parties may write or email our Board as provided below:

Write: Corporate Secretary Vera Bradley, Inc. 12420 Stonebridge Road Roanoke, Indiana 46783	Internet: http://investors.verabradley.com/corporate-governance/contact-the-board or http://investors.verabradley.com/contact-us	Email: jbentley@verabradley.com

We understand the importance of a robust shareholder engagement program. To that end, our Chief Executive Officer and appropriate members of management routinely attended meetings with shareholders and investor conferences, as well as regular meetings with institutional shareholders. Our meetings and interactions with shareholders are designed to help us better understand how our shareholders perceive Vera Bradley and to provide our shareholders an opportunity to discuss matters that they believe deserve attention. We believe our engagement has been productive and provides an open exchange of ideas and perspectives for both our shareholders and us.

vi	Vera Bradley, Inc. 2022 Proxy Statement

PROXY SUMMARY

QUESTIONS AND ANSWERS

See “Questions and Answers” on page 36 for additional information.

Please see the Questions and Answers section beginning on page 36 for important information about the proxy materials, voting, the Annual Meeting, Vera Bradley documents, communications, and the deadlines to submit shareholder proposals for the 2023 Annual Meeting of Shareholders.

Note about forward-looking statements

Certain statements in this proxy statement, other than purely historical information, which may include estimates, projections, statements relating to our business plans, objectives, and expected operating results and the assumptions upon which those statements are based, are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Forward-looking statements may appear throughout this Proxy Statement, including without limitation, this Proxy Summary and “Executive Compensation Discussion and Analysis.” These forward-looking statements generally are identified by the words “believe,” “project,” “expect,” “anticipate,” “estimate,” “intend,” “strategy,” “future,” “opportunity,” “plan,” “may,” “should,” “will,” “would,” “will be,” “will continue,” “will likely result,” and similar expressions. Forward-looking statements are based on current expectations and assumptions that are subject to risks and uncertainties which may cause actual results to differ materially from the forward-looking statements. A detailed discussion of risks and uncertainties that could cause actual results and events to differ materially from such forward-looking statements is included in the section titled “Risk Factors” of our Forms 10-K and 10-Q. Additional risks and uncertainties not currently known to us, or that we currently deem to be immaterial, also may materially impact such forward-looking statements. We undertake no obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise.

Vera Bradley, Inc. 2022 Proxy Statement    vii

PROPOSAL NO. 1 ELECTION OF DIRECTORS

PROPOSAL NO. 1

ELECTION OF DIRECTORS

VOTE REQUIRED AND BOARD RECOMMENDATION

The Company’s directors are elected for one-year terms, and below are the Directors nominated for election by shareholders at this year’s annual shareholders’ meeting. The Board recommends a vote “FOR” each of the Directors. Each Director nominee will be elected by a plurality of votes cast, which means that the nominees receiving the highest number of votes will be elected as directors. Abstentions and broker non-votes will have no effect on the vote.

NAME	AGE	DIRECTOR SINCE	OCCUPATION	INDEPENDENT (Y/N)	OTHER PUBLIC BOARDS

Barbara Bradley Baekgaard	83	1982	Co-Founder, Vera Bradley, Inc.	N	-

Kristina Cashman	55	2020	Former Chief Financial Officer, several restaurant companies	Y	1

Robert J. Hall	63	2007	President, Green Gable Partners	N	-

Mary Lou Kelley	61	2015	Retired President, E-Commerce for Best Buy	Y	2

Frances P. Philip	64	2011	Retired Chief Merchandising Officer, L.L. Bean, Inc.	Y	2

Edward M. Schmults	59	2010	CEO, UL Holdings, Inc.	Y	-

Carrie M. Tharp	41	2020	VP, Retail and Consumer, Google Cloud	Y	-

Nancy R. Twine	37	2021	CEO, Briogeo Hair Care	Y	-

Robert Wallstrom	56	2013	President and Chief Executive Officer, Vera Bradley, Inc.	N	-

Additional information regarding each director nominee follows below.

The Board of Directors has no reason to believe that any of the nominees will be unable to serve as a director. If, however, any nominee becomes unable to serve as a director prior to the Annual Meeting, the proxies will have discretionary authority to vote for a substitute nominee. Unless authority to do so is withheld, the persons named as proxies will vote “FOR” the election of the nominees.

VERA BRADLEY’S BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE ELECTION OF THE ABOVE-LISTED NOMINEES TO THE BOARD OF DIRECTORS.

Vera Bradley, Inc. 2022 Proxy Statement	1

PROPOSAL NO. 1 ELECTION OF DIRECTORS

THE BOARD OF DIRECTORS

DIRECTOR QUALIFICATIONS AND SELECTION PROCESS

Each year at the Company’s annual meeting of shareholders, the Board recommends a slate of director nominees for election by shareholders. In addition, the Board fills vacancies on the Board when necessary or appropriate. The Board’s recommendations or determinations are based on the recommendations of, and information supplied by, the Nominating, Corporate Governance, and Sustainability Committee as to the suitability of each individual and, where applicable, the slate as a whole to serve as directors, taking into account the criteria described below and other factors, including the requirements for Board committee membership.

The Nominating, Corporate Governance, and Sustainability Committee is responsible for, among other things, reviewing on an annual basis the appropriate skills and characteristics required of directors in the context of prevailing business conditions and for making recommendations regarding the size and composition of the Board. The objective is a Board that brings to the Company a variety of perspectives and skills that are derived from high-quality business and professional experience and that are aligned with the Company’s strategic objectives. The Board has determined the most effective size of the Board currently to be nine to eleven members.

Nominees for the Board must be committed to enhancing long-term shareholder value and possess a high level of personal and professional ethics, sound business judgment, appropriate experience and achievements, personal character, and integrity. Board members are expected to understand our business and the industry in which we operate, regularly attend Board and relevant committee meetings, participate in meetings and decision-making processes in an objective and constructive manner, and be available to advise our officers and management. Evaluations of candidates generally involve a review of background materials, internal discussions and interviews with selected candidates, as appropriate. Upon selection of a qualified candidate, the Nominating, Corporate Governance, and Sustainability Committee recommends the candidate to the Board.

The Board also seeks members from diverse backgrounds so that the Board consists of members with a broad spectrum of experience and expertise and with a reputation for integrity. As a company founded by women, for women, the Company is thrilled to have six strong, accomplished women serve on our Board of Directors. With 60% current female board membership, Vera Bradley is one of only a few public companies with such high female representation. The addition of Nancy R. Twine to our Board in 2021 was an important step forward in bringing more racial diversity to our Company’s leadership. Below is a chart depicting the Board’s diversity statistics as of April 22, 2022:

BOARD DIVERSITY MATRIX TOTAL NUMBER OF DIRECTORS: 10(1)
	FEMALE	MALE	NON- BINARY	DID NOT DISCLOSE GENDER
Part I: Gender Identity
Directors	6	4
Part II: Demographic Background
African American or Black	1
Alaskan Native or Native American
Asian
Hispanic or Latinx
Native Hawaiian or Pacific Islander
White	5	4
Two or More Races or Ethnicities
LGBTQ+
Did Not Disclose Demographic Background
(1)	One male, Mr. Kyees, is not standing for re-election

The Nominating, Corporate Governance, and Sustainability Committee may engage consultants or third-party search firms to assist in identifying and evaluating potential nominees. In recommending nominees, the Nominating, Corporate Governance, and Sustainability Committee considers nominees recommended by the Company’s shareholders in the same manner as described above provided any such shareholder follows the procedures set forth in the Company’s bylaws.

2	Vera Bradley, Inc. 2022 Proxy Statement

PROPOSAL NO. 1 ELECTION OF DIRECTORS

DIRECTOR NOMINEES FOR ELECTION AT THE 2022 ANNUAL MEETING

	Age(1)	Director Since
Barbara Bradley Baekgaard – Co-Founder Ms. Baekgaard co-founded Vera Bradley in 1982. From 1982 through June 2010, she served as Co-President, and in May 2010, she was appointed Chief Creative Officer. In 2017, Ms. Baekgaard became emeritus from the Chief Creative Officer role when Beatrice Mac Cabe assumed that role. She still serves as an active brand ambassador for the Vera Bradley brand. She also currently serves as a board member of the Indiana University Melvin and Bren Simon Cancer Center Development Board and the Vera Bradley Foundation for Breast Cancer.	83	1982

Qualifications: As Co-Founder of Vera Bradley, Ms. Baekgaard serves a key leadership role on our Board of Directors and provides the Board with a broad array of institutional knowledge and historical perspective. Since our founding, Ms. Baekgaard has provided leadership and strategic direction in our brand’s development by providing creative vision to areas such as marketing, product design, assortment planning, and the design and visual merchandising of our stores.

Kristina Cashman	55	2020

Since 2019, Ms. Cashman has served as President and Chief Executive Officer of Cashman Restaurant & Retail Consulting. Ms. Cashman’s prior experience includes Chief Financial Officer, Hopdoddy Burger Bar, Inc. from 2014 to 2018; President of Guy and Larry Restaurants, Inc. from 2011 to 2014; Chief Financial Officer of Eddie V’s Restaurants, Inc. from 2006 through 2011; and Chief Financial Officer and Secretary of P.F. Chang’s China Bistro, Inc. from 2011 to 2006.

Ms. Cashman serves as a director of and Chair of the Audit Committee for publicly-held Basset Furniture Industries, Inc. and privately-held Munchkin, Inc., a baby lifestyle brand.

Qualifications: Ms. Cashman brings to the Board of Directors particular knowledge and experience in finance, accounting, tax, and capital structure, as well as strategic planning, real estate strategy and selection, operations, and incentive compensation plan development.

Robert J. Hall – Chair	63	2007

Mr. Hall has served as Chair of the Board since September 2010. Mr. Hall is the President of Green Gables Partners, a private investment firm that he founded in 2010. Prior to founding Green Gables, Mr. Hall started Andesite Holdings, a private equity firm, where he served as principal from 2007 to 2014. Mr. Hall served as an Executive Director for UBS Financial Services from 2000 to 2007.

Mr. Hall serves as a director of FlyLow Gear Co., a privately-held manufacturer of outerwear; a director of Glade Optics, a privately-held retailer of ski goggles and casual apparel and accessories; and Co-Chair of the U.S. Biathlon Association.

Qualifications: Mr. Hall provides our Board of Directors with insight and perspective on general strategic and financial matters stemming from his extensive experience in investment banking, investment management, financial planning, and private placements.

Vera Bradley, Inc. 2022 Proxy Statement	3

PROPOSAL NO. 1 ELECTION OF DIRECTORS

Mary Lou Kelley	61	2015

Ms. Kelley served as President, E-Commerce for electronics retailer Best Buy from April 2014 through March 2017. Prior to joining Best Buy, Ms. Kelley served as Senior Vice President, E-Commerce for Chico’s FAS Inc. from June 2010 to March 2014. Ms. Kelley formerly held the posts of Vice President of Retail Real Estate and Marketing and Vice President of E-Commerce for L.L. Bean.

Ms. Kelley serves on the public company boards of YETI Holdings, Inc. a premium cooler and drinkware company, and Finning International, the world’s largest Caterpillar equipment dealer with operations in Canada, South America, the United Kingdom, and Ireland. She also is an advisor to the Board of Directors and senior leadership of Falabella Retail, the largest department store retailer in South America.

Qualifications: Ms. Kelley has deep capabilities in developing the retail omni-channel experience, as well as e-commerce, marketing, and strategic planning. She provides insight and counsel on a variety of issues as the Company continues to pursue our long-term strategic plan, which includes elevating our digital first strategy and our marketing efforts.

Frances P. Philip	64	2011

Ms. Philip will assume the role of Lead Independent Director in May 2022 upon the retirement of John E. Kyees at the Annual Meeting.

From 1994 to 2011, Ms. Philip held positions of increasing responsibility at L.L. Bean, Inc., a privately-held outdoor apparel and equipment retailer based in Freeport, Maine, including Chief Merchandising Officer from 2002 to 2011. Prior to working at L.L. Bean, Ms. Philip was one of three principals who launched the innovative fresh flower catalog, Calyx & Corolla, and she served in a variety of roles with other specialty retailers, including The Nature Company, Williams-Sonoma and The Gap.

Ms. Philip also serves on the boards of Coats Group plc., a UK-based company traded on the London Stock Exchange that is the world’s leading industrial thread company; publicly- held Vista Outdoor, Inc., a leading global designer, manufacturer and marketer of consumer products in the outdoor sports and recreation markets; Sea Bags, a privately-held manufacturer and retailer of handcrafted tote bags and accessories made from recycled sails; and Totes-Isotoner Corporation, a privately-held international umbrella, footwear and cold-weather accessory supplier.

Qualifications: Ms. Philip brings to our Board of Directors extensive experience in product design and development, multi-channel merchandising, branding, marketing, creative, and the retail and consumer products industry.

Edward M. Schmults	59	2010

Since early 2021, Mr. Schmults has served as the Chief Executive Officer of UL Holdings, Inc., which operates Urbn Leaf retail stores in the legal cannabis market. From 2018 until early 2021, Mr. Schmults was the Chief Executive Officer of Calyx Peak Companies, which operates and manages assets in the legal cannabis market. From 2009 until 2018, Mr. Schmults served as the Chief Executive Officer and a director of Wild Things, LLC, a privately-held company that provides technical apparel, packs and bags to the U.S. military, federal and state law enforcement agencies, and the consumer market. From 2005 to 2009, Mr. Schmults served as the Chief Executive Officer of FAO Schwarz, a toy retailer. Mr. Schmults has also served as Chief Operating Officer at RedEnvelope, Inc. and Patagonia.

Mr. Schmults is a member of the board of privately-held Calyx Peak Companies.

Qualifications: Mr. Schmults brings to our Board of Directors over 30 years of experience in branded consumer products, direct-to-consumer sales, finance, information technology, and socially responsible business practices. Mr. Schmults also has significant experience in customization of consumer products as an early adopter in the apparel businesses in which he has worked.

4	Vera Bradley, Inc. 2022 Proxy Statement

PROPOSAL NO. 1 ELECTION OF DIRECTORS

Carrie M. Tharp	41	2020

Ms. Tharp has served as Vice President, Retail and Consumer, for Google Cloud, a global cloud provider, since August 2019. Between October 2016 and July 2019, she was Executive Vice President, Chief Digital Officer of luxury retailer Neiman Marcus Group and served as Interim Neiman Marcus Brand President from January 2019 until July 2019. Neiman Marcus filed for Chapter 11 bankruptcy in May 2020. From June 2013 until September 2016, Ms. Tharp served as Senior Vice President, Chief Marketing Officer and Head of eCommerce for Fossil Group, a multi-brand watch and accessories business. Prior to that, she held various management positions with Travelocity and Dean Foods.

Ms. Tharp is a member of the board of privately-held Rue Gilt Groupe, Inc.

Qualifications: Ms. Tharp has extensive omni-channel retail experience, including in the handbag and accessories categories; a track record of growth and profit performance improvement; and expertise in e-commerce, marketing with vertically integrated consumer brands, brand management, digital fluency, social media, customer insights, analytics, customer strategy, and omni-channel retailing.

Nancy R. Twine	37	2021

Ms. Twine is the CEO of Briogeo Hair Care, a company she founded in 2014. Briogeo is a line of carefully crafted, clean hair care and is now one of the largest, independent Black-owned prestige beauty brands in the U.S. From 2007 until 2014, she was Vice President of Commodities Sales and Trading at Goldman Sachs in New York City.

Ms. Twine currently serves as an Advisor to Sephora’s Accelerate Program and as a member of the Conscious Beauty at Ulta Beauty™ Advisory Council.

Qualifications: Ms. Twine brings to our Board of Directors knowledge and perspective on financial matters stemming from her experience in the commodities and trading markets. In addition, by launching and operating her own thriving business, Ms. Twine has unique experience and a deep understanding of brand building; marketing; product innovation, design, and development; consumer insights; e-commerce and digital; supply chain; wholesale relationships; and operations.

Robert Wallstrom – President and Chief Executive Officer	56	2013

Mr. Wallstrom joined Vera Bradley as its President and Chief Executive Officer in 2013. From 2007 to 2013, Mr. Wallstrom served as President of Saks Fifth Avenue OFF 5TH, the outlet chain operated by Saks Fifth Avenue. Previously, he was Group Senior Vice President and General Manager of Saks’ flagship New York store from 2002 to 2007. Prior to joining Saks, Mr. Wallstrom held a variety of roles at retailer Macy’s Inc. from 1987 to 1995.

Mr. Wallstrom serves on the Board of Directors of the privately-held Brotherhood Mutual Insurance Company.

Qualifications: Mr. Wallstrom is a retail executive with extensive brand management experience, proven leadership abilities, and a track record of driving growth. As President of Saks Fifth Avenue OFF 5TH, Mr. Wallstrom developed and implemented a strategic plan that repositioned the division as a growth engine, propelling it to a market-leading position. He has a deep background in strategic planning and execution, brand positioning, product development, store operations, and merchandise planning and allocation.

(1)	Represents age as of the Annual Meeting date.

Vera Bradley, Inc. 2022 Proxy Statement	5

CORPORATE GOVERNANCE

CORPORATE GOVERNANCE

We believe corporate governance should promote the long-term interests of our shareholders, as well as maintain internal checks and balances, strengthen management accountability, engender public trust, and foster responsible decision making and accountability. We continue to strengthen existing governance practices and develop new policies that make us a better company. To that end, the following policies and practices are used to guide and regulate various actions, in addition to the Company’s Articles of Incorporation and Bylaws.

CORPORATE GOVERNANCE GUIDELINES

Our Corporate Governance Guidelines set out various rules and principles for self-governance and address such matters as Board composition and structure, duties and responsibilities of directors and the Board and the duties of the Lead Independent Director, among other matters.

CONFLICT OF INTEREST AND BUSINESS ETHICS POLICY

We believe that credibility, integrity, trustworthiness, and our core values are critical components of the current and future success of our business. Our Conflict of Interest and Business Ethics Policy is intended to help uphold high ethical standards in all of our operations by promoting ethical conduct and compliance with applicable laws, rules, regulations, and standards. Our Board recognizes that no code of ethics can replace the thoughtful behavior of an ethical director or employee, but such a Code can provide guidance to help recognize and deal with ethical issues and to foster a culture of accountability.

CODE OF ETHICS FOR SENIOR FINANCIAL OFFICERS

In addition to being subject to the Conflict of Interest and Business Ethics Policy, our CEO, Chief Financial Officer (“CFO”), and Corporate Controller and Treasurer are also subject to our Code of Ethics for Senior Financial Officers. We will disclose on our website (www.verbradley.com) any amendment to, or waiver from, a provision of the Conflict of Interest and Business Ethics Policy or the Code of Ethics for Senior Financial Officers that applies to our CEO, CFO, Corporate Controller and Treasurer, or persons performing similar functions and that relates to:

❖	Honest and ethical conduct, including the ethical handling of actual or apparent conflicts of interest between personal and professional relationships.
❖	Full, fair, accurate, timely, and understandable disclosure in reports and documents that we file with the SEC and in other public communications we make.

❖	Compliance with applicable governmental laws, rules, and regulations.

❖	The prompt internal reporting of violations of the Code to an appropriate person or persons identified in the Code.

❖	Accountability for adherence to the Code.

RISK OVERSIGHT

Our Board has and exercises ultimate oversight responsibility with respect to enterprise risk assessment and to the management of the strategic, operational, financial, and legal risks facing our Company and its operations and financial condition. The Board is involved in setting our business and financial strategies and establishing what constitutes the appropriate level of risk for us and our business segments. Various committees of the Board provide assistance to the Board in its oversight of, among other things, risk assessment and risk management. The Board also monitors the process by which risk assessment and management is developed and implemented by management and reported to the full Board.

Our Audit Committee assists the Board in its oversight of our policies relating to risk assessment and risk management generally, with particular focus on our management of major financial risk exposures.

Our Compensation Committee assists the Board in assessing the nature and degree of risk that may be created by our compensation policies and practices to ensure both their appropriateness in terms of the level of risk-taking and consistency with our business strategies. In conjunction with its assessment, the Committee, with the assistance of independent consultants and independent compensation resources, reviews our compensation policies and practices. That review encompasses each of our incentive plans, eligible participants, performance measurements, parties responsible for certifying performance achievement and sums that could be earned, including caps on the amount of bonus and performance share units that can be earned.

6	Vera Bradley, Inc. 2022 Proxy Statement

CORPORATE GOVERNANCE

STOCK OWNERSHIP GUIDELINES

Our Board of Directors has adopted stock ownership guidelines for directors, executive officers, and other senior executives. These guidelines are a means to motivate directors and executives to perpetuate enduring shareholder value and to ensure that the interests of directors and executives are aligned with those of shareholders.

The stock ownership guidelines require that all non-employee directors own share units (as defined below) of the Company’s common stock with a value equal to four times the annual cash retainer, or $198,000 in fiscal 2022. Until such time as a director has attained the applicable share ownership guideline, he or she is expected to retain share units awarded to him or her by the Company, with certain allowances to sell in order to meet tax obligations. The guideline is automatically revised in the event that the annual retainer is changed.

The CEO is required to hold share units with a value equal to four times his annual base salary rate, or $3,485,000 in fiscal 2022. The guideline is automatically revised in the event the CEO’s annual base salary rate changes. Certain executive officers, as determined by the Compensation Committee, are required to hold share units with a value equal to two times their annual base salary rate. Until such time as the CEO or another officer covered by the guidelines has attained the applicable share ownership guideline, they are expected to retain the share units awarded to him or her by the Company, with certain allowances to sell in order to meet tax obligations.

The guidelines define a “share unit” as each share of Vera Bradley common stock beneficially owned, including shares of restricted stock and restricted stock units (but excluding any stock options). Both vested and unvested shares of restricted stock and restricted stock units are included in calculating share units. Unvested equity awards subject to performance criteria are included at achieved performance levels for completed performance years and at estimated performance levels for incomplete performance years. All directors and officers subject to the stock ownership guidelines were in compliance with the guidelines as of March 31, 2022.

HEDGING, DERIVATIVES, AND PLEDGING

The Company has adopted an Insider Trading Policy, which, among other things, prohibits directors and employees from:

❖	Entering into hedging (making an investment to reduce the risk of adverse price movements or to offset potential losses/gains in a Company security) or other monetization transactions or similar arrangements with respect to the Company’s securities.

❖	Engaging in transactions in publicly-traded options on Company securities (such as puts, calls, and other derivative securities).

❖	Entering into pledging arrangements with respect to Company securities.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

The members of the Compensation Committee as of January 29, 2022 were Frances P. Philip, Edward M. Schmults, and Carrie M. Tharp. None of the members of the Compensation Committee are now serving or previously have served as employees or officers of the Company or any subsidiary, nor has any member of the Compensation Committee engaged in any related party transaction with the Company. None of the Company’s executive officers serve as directors of, or in any compensation-related capacity for, companies with which members of the Compensation Committee are affiliated.

POLICY ON RELATED PARTY TRANSACTIONS

In accordance with the rules of The NASDAQ Stock Market and our Audit Committee Charter, our Audit Committee reviews and, prior to consummation, approves any transaction, arrangement, or relationship in which the Company is a participant; the amount involved exceeds $120,000; and one of our executive officers, directors, director nominees, or 5% or greater shareholders (or their immediate family members) (each, a “related party”) has a direct or indirect material interest. Based on its consideration of all relevant facts and circumstances, the Audit Committee decides whether or not to approve the particular transaction and will generally approve only those transactions that are on terms no less favorable to us than those that we could obtain from unaffiliated third parties and have terms and conditions that are reasonable and customary.

Vera Bradley, Inc. 2022 Proxy Statement	7

CORPORATE GOVERNANCE

RELATED PARTY TRANSACTIONS FOR FISCAL 2022

Certain Employees of the Company. Doug Wallstrom, the brother of Robert Wallstrom, is employed by us as our Photography Studio Director. In fiscal 2022, he earned compensation of $157,574 and received a restricted stock grant in the amount of $9,994 in connection with his employment.

Vera Bradley Foundation for Breast Cancer. The Company routinely makes charitable contributions to the Vera Bradley Foundation for Breast Cancer (the “Foundation”) and also provides employees and office space to the Foundation. The Foundation was founded by the co-founders of the Company, Barbara Bradley Baekgaard and Patricia R. Miller. Ms. Baekgaard is an employee and director of the Company, and Ms. Miller was a director of the Company until August 2019. Each serves on the board of directors of the Foundation. In addition, P. Michael Miller, a former director of the Company, serves on the board of directors of the Foundation. There were approximately $160,000 of Company contributions made to the Foundation in fiscal 2022.

FAMILY RELATIONSHIPS

Barbara Bradley Baekgaard and Patricia Miller founded the Company in 1982 in Fort Wayne, Indiana. Ms. Baekgaard is an employee and director of the Company. Ms. Miller served as a Company director until August 2019. P. Michael Miller, a former director, is the husband of Ms. Miller. Robert J. Hall, our Chair, is the son-in-law of Ms. Baekgaard.

COPIES OF GOVERNANCE DOCUMENTS

You may view the following documents at http://investors.verabradley.com/corporate-governance (please note that our website is not a part of this proxy statement):

❖	Corporate Governance Guidelines

❖	Conflicts of Interest and Business Ethics Policy

❖	Code of Ethics for Senior Financial Officers

❖	Insider Trading Policy

❖	Stock Ownership Guidelines

❖	Disclosure Policy

8	Vera Bradley, Inc. 2022 Proxy Statement

THE BOARD AND ITS COMMITTEES

THE BOARD AND ITS COMMITTEES

BOARD RESPONSIBILITIES

Being elected to serve on the Board of Directors is a high honor and privilege, and one that carries with it a serious responsibility to serve the interests of the Company and its shareholders. It is our desire that all Board members conduct themselves and perform their duties in an exemplary fashion, commensurate with the position of leadership that has been bestowed upon them by the shareholders.

Each Board member has the following basic responsibilities:

❖	To support the mission and purpose of the Company, and to abide by its Articles of Incorporation, Bylaws, and policies.

❖	To be diligent in preparation for, attendance at and participation in Board meetings and related activities on behalf of the Company.

❖	To ensure that the financial and business affairs of the Company are, to the best of the Board member’s awareness, managed in a responsible manner.

❖	To act always in good faith and in the best interest of the Company, above any personal interest.

❖	To maintain the confidentiality of sensitive or proprietary information obtained as a result of Board service.

The primary duties of the Board include maximizing long-term shareholder value, by:

❖	Ensuring that the Company operates in a legal, ethical, and socially responsible manner.

❖

Selecting, evaluating, and offering substantive advice and counsel to the CEO and working with the CEO to develop effective measurement systems that will evaluate and determine the Company’s degree of success in creating long-term economic value for its shareholders.

❖	Reviewing, approving, and monitoring fundamental financial and business strategies and major corporate actions.

❖	Overseeing the Company’s capital structure and financial policies and practices.
❖	Assessing major risks facing the Company and reviewing options for their mitigation.

❖	Providing counsel and oversight on the selection, evaluation, development, and compensation of executive officers and providing critical and candid feedback on their performance.

BOARD INDEPENDENCE

A majority of our directors are independent of the Company and management. The Board (with the input of the Nominating, Corporate Governance, and Sustainability Committee) has evaluated all business and charitable relationships between the Company and the Company’s current non-employee directors and nominees for election at the May 2022 Annual Meeting and all other relevant facts and circumstances. As a result of the evaluation, the Board determined, as required by the Company’s Corporate Governance Guidelines, that the following non-employee directors or nominees are “independent” as defined by the standards for director independence established and described below: Kristina Cashman, Mary Lou Kelley, Frances P. Philip, Edward M. Schmults, Carrie M. Tharp and Nancy R. Twine. Under these same standards, the Board of Directors has determined that Barbara Bradley Baekgaard, Robert J. Hall, and Robert Wallstrom are not independent. Current director John E. Kyees, who is retiring from the board in conjunction with the May Annual Meeting, was also determined to be independent.

Under the corporate governance requirements of The NASDAQ Stock Market (“NASDAQ”) our Board of Directors has a responsibility to make an affirmative determination that our directors serving as independent directors have no relationships with the Company that would impair their independence. Subject to some exceptions, the standards for independent directors established by NASDAQ and the Securities and Exchange Commission (“SEC”) generally provide that a non-employee director will not be independent if (a) the director is, or in the past three years has been, an employee of the Company; (b) the director or a member of the director’s immediate family is, or in the past three years has been, an executive officer of the Company; (c) the director or a member of the director’s immediate family has, in the past three years, received more than $120,000 per year in direct compensation from the Company (other than for service as a director or, for the immediate family member, as a non-executive employee); (d) the director is an employee, or the director or a member of the director’s immediate family is employed as

Vera Bradley, Inc. 2022 Proxy Statement	9

THE BOARD AND ITS COMMITTEES

a partner, of Deloitte & Touche LLP, the Company’s independent registered public accountants, or the director has an immediate family member who is a current employee of such firm and works in any capacity on the Company’s audit, or the director or an immediate family member was within the last three years a partner or employee of such firm and personally worked on the Company’s audit within that time; (e) the director or a member of the director’s immediate family is, or in the past three years has been, employed as an executive officer of a company where a Vera Bradley executive officer at the same time serves or served on the compensation committee; or (f) the director is an employee, or a member of the director’s immediate family is an executive officer, of a company that makes payments to, or receives payments from, Vera Bradley in an amount which, in any twelve-month period during the past three years, exceeds the greater of $200,000 or five percent of the consolidated gross revenues of the company receiving the payment.

The Company’s Corporate Governance Guidelines require that the independent directors meet in executive session at each regular meeting of the Board and, in fiscal 2022, they met in executive session during each regular meeting for a total of four times. These executive sessions are chaired by the Lead Independent Director, which is currently Mr. Kyees. Ms. Philip will be taking over as Lead Independent Director after Mr. Kyees retires from the Board in May 2022.

BOARD LEADERSHIP STRUCTURE AND LEAD INDEPENDENT DIRECTOR

Our Board of Directors believes that one of its most important functions is to protect shareholders’ interests through independent oversight of management, including the CEO; however, the Board of Directors does not believe that effective management oversight necessarily mandates a particular management structure, such as a separation of the role and identities of the Chair of the Board of Directors and CEO. The Board considers it important to retain flexibility to exercise its judgment as to the most appropriate management structure for us, based on the particular circumstances facing us from time to time. Currently, the positions of Chair of the Board of Directors and CEO are held by separate persons.

Since 2011, John E. Kyees has served as the Lead Independent Director. Upon Mr. Kyees’ retirement from the Board in May 2022, Frances P. Philip will assume the role as Lead Independent Director. Pursuant to the Company’s Corporate Governance Guidelines, the lead director is an independent director who is elected from time to time, but not less frequently than annually, by the affirmative vote of a majority of the independent directors. The Lead

Independent Director, among other things, chairs executive sessions of the independent directors, reviews the meeting agenda with our CEO, leads the discussion with our CEO following the independent directors’ executive sessions, ensures that the Board’s individual group and committee self-assessments are done annually and leads periodic discussions with other Board members and management concerning the Board’s information needs. The Board believes this structure allows all of the independent directors to participate in the full range of the Board’s responsibilities with respect to its oversight of the Company’s management. The Board of Directors has determined that this leadership structure is appropriate given the size and complexity of the Company, the number of directors overseeing the Company and the Board of Directors’ oversight responsibilities. Further, the Board of Directors believes that these responsibilities appropriately and effectively complement the roles of our Chair of the Board and CEO.

STANDING COMMITTEES AND MEETINGS OF THE BOARD

Our Board of Directors has established an Audit Committee; a Compensation Committee; and a Nominating, Corporate Governance, and Sustainability Committee. Only independent directors are members of these three committees.

Our Board of Directors held five meetings during fiscal 2022, and each of our directors attended at least 75% of the total number of meetings of the Board and all of the committees of the Board of which such director was a member held during the period in which such director served. The aggregate attendance rate for all board meetings was 100%. Directors are encouraged to attend our annual meetings of shareholders, and all directors serving at that time attended the annual shareholders meeting held on June 3, 2021.

CURRENT COMMITTEE MEMBERSHIP

COMMITTEE	INDEPENDENT MEMBERS	CHAIR
Audit	Kristina Cashman Mary Lou Kelley John E. Kyees	●
Compensation	Edward M. Schmults Frances P. Philip Carrie M. Tharp	●
Nominating, Corporate Governance, and Sustainability	Frances P. Philip Nancy Twine Edward M. Schmults	●

10	Vera Bradley, Inc. 2022 Proxy Statement

THE BOARD AND ITS COMMITTEES

Audit Committee. Our Audit Committee reviews and recommends to the Board of Directors internal accounting and financial controls, accounting principles and auditing practices to be employed in the preparation and review of our financial statements. In addition, our Audit Committee has the authority to engage, oversee, and dismiss public accountants to audit our annual financial statements and determine the scope of the audit to be undertaken by such accountants. Our Audit Committee also reviews the fairness of related party transactions and assists the Board in managing enterprise risk and capital spending. The Board of Directors has determined that both Kristina Cashman, the Chair of the Audit Committee, and John E. Kyees, former chair and member of the Audit Committee are both “audit committee financial experts” (as defined by Item 407(d)(5)(ii) of Regulation S-K) and are “independent” (under the definitions and interpretations of NASDAQ Stock Market), in accordance with the rules of The NASDAQ Stock Market. The Audit Committee met ten times in fiscal 2022.

Compensation Committee. Our Compensation Committee reviews and determines policies, practices and procedures relating to the compensation of executive officers, including the CEO, and the establishment and administration of certain employee benefit plans for executive officers. The Compensation Committee has the authority to administer our 2020 Equity and Incentive Plan (“2020 Plan”) and to advise and consult with our officers regarding managerial personnel policies. Our 2010 Equity and Incentive Plan expired in October 2020 but is maintained for grants awarded prior to the effectiveness of the 2020 Plan. The Compensation Committee met four times in fiscal 2022.

Nominating, Corporate Governance, and Sustainability Committee. Our Nominating, Corporate Governance, and Sustainability Committee assists the Board of Directors with its responsibilities regarding the identification of individuals qualified to become directors, the selection of the director nominees for the next annual meeting of shareholders and the selection of director candidates to fill any vacancies on the Board of Directors. It also has responsibility for the company’s ESG (Environmental, Social and Governance) efforts, including reviewing and making recommendations to the Board regarding the Company’s ESG strategy and compliance with corporate governance, environmental sustainability, and social responsibility. The Nominating, Corporate Governance, and Sustainability Committee also reviews our efforts to audit our suppliers to ensure compliance with our vendor code of conduct. It also reviews and makes recommendations to the Board regarding the preparation, review of and compliance with corporate governance policies, succession planning for the CEO, and tenure and retirement policies for directors. The Nominating,

Corporate Governance, and Sustainability Committee and management are responsible for director continuing education programs to assist directors in maintaining skills and knowledge necessary or appropriate for the performance of their responsibilities. Continuing education programs for directors may include a combination of internally developed materials and presentations, programs presented by third parties, and financial and administrative support for attendance at qualifying academic or other independent programs. The Nominating, Corporate Governance, and Sustainability Committee met four times in fiscal 2022.

ANNUAL BOARD AND COMMITTEE EVALUATIONS

Our Board and each of our standing committees annually conduct self-evaluations to identify opportunities to improve Board and committee performance.

COMMITTEE CHARTERS

The charters of the three standing committees of the Board of Directors describe the governance framework for each Committee. The charters, along with the Corporate Governance Guidelines, are intended to ensure our Board has the necessary authority and practices in place to review and evaluate our business operations and to make decisions that are independent of management. These charters are reviewed by each Committee on an annual basis and any recommended changes are made and approved by the Board.

You may view the charters at

http://investors.verabradley.com/corporate-governance

COMMUNICATIONS WITH DIRECTORS

Shareholders may communicate with our directors by transmitting correspondence to our investor relations desk via the internet at http://investors.verabradley.com/corporate-governance/contact-the-board or to our Secretary at:

Corporate Secretary

c/o Vera Bradley, Inc.

12420 Stonebridge Road

Roanoke, Indiana 46783

The Secretary will, as appropriate, forward communications to the Board of Directors or to any individual director, directors, or committee to whom the communication is directed.

Vera Bradley, Inc. 2022 Proxy Statement	11

DIRECTOR COMPENSATION

DIRECTOR COMPENSATION

The Compensation Committee annually reviews the compensation for our Board of Directors and looks at director compensation relative to the Company’s Peer Group. The tables below reflect the cash and equity compensation provided for service on our Board. All directors other than Mr. Wallstrom and Ms. Baekgaard participate in our non-employee director compensation program.

CASH COMPENSATION FOR NON-EMPLOYEE DIRECTORS

The fee for our non-employee directors under the cash compensation element of the program during fiscal 2022 was $49,500. We pay the Chair of our Board of Directors an additional $27,000 retainer and the Lead Independent Director an additional retainer of $9,000. In addition, we pay the following annual retainers for committee service:

FISCAL 2022 ANNUAL BOARD RETAINERS
Audit Committee Chair	$13,500
Audit Committee Members	9,000
Compensation Committee Chair	9,000
Compensation Committee Members	6,300
Nominating, Corporate Governance, and Sustainability Committee Chair	7,875
Nominating, Corporate Governance, and Sustainability Committee Members	5,400

All of our directors are reimbursed for reasonable travel and other expenses incurred in connection with attending meetings of the Board of Directors and its committees.

RESTRICTED STOCK UNITS FOR NON-EMPLOYEE DIRECTORS

We also provide each of our non-employee directors with an annual equity grant with a grant date value of approximately $85,000. These restricted stock units vest and settle in our common shares, on a one-for-one basis, on the first anniversary of the grant date. The applicable award agreement also provides that the units shall vest immediately upon the death or disability of the director and upon the occurrence of a change in control of the Company, as defined in the agreement.

FISCAL 2022 DIRECTOR COMPENSATION

The following table summarizes compensation that our non-employee directors earned during fiscal 2022 for services as members of our Board of Directors.

FISCAL 2022 DIRECTOR COMPENSATION
NAME(1)	FEES EARNED OR PAID IN CASH	STOCK AWARDS(2)	TOTAL
Kristina Cashman	$61,875	$85,002	$146,877
Robert J. Hall	76,500	85,002	161,502
Mary Lou Kelley	58,500	85,002	143,502
John E. Kyees	70,875	85,002	155,877
P. Michael Miller(3)	20,625	85,002	105,627
Frances P. Philip	63,675	85,002	148,677
Edward M. Schmults	63,900	85,002	148,902
Carrie M. Tharp	55,800	85,002	140,802
Nancy Twine	36,600	—	36,600
(1)	We did not pay our employee directors, Mr. Wallstrom and Ms. Baekgaard, any compensation for their services on our Board of Directors in fiscal 2022.
(2)

Represents the aggregate grant date fair value of restricted stock awarded during the fiscal year computed in accordance with FASB ASC Topic 718. Additional information regarding the calculation of these values is included in Notes 2 and 8 to our consolidated financial statements.

(3)	Mr. Miller’s term expired at the June 2021 annual meeting.

12	Vera Bradley, Inc. 2022 Proxy Statement

PROPOSAL NO. 2 RATIFICATION OF INDEPENDENT AUDITOR

PROPOSAL NO. 2

RATIFICATION OF INDEPENDENT AUDITOR

PROPOSAL

The Audit Committee has selected Deloitte & Touche LLP, or Deloitte, as our independent registered public accounting firm to audit the consolidated financial statements of Vera Bradley for the fiscal year ending January 28, 2023. The Audit Committee and the Board of Directors seek to have the shareholders ratify the Audit Committee’s appointment of Deloitte. Representatives of Deloitte will be present at the Annual Meeting and will have the opportunity to make a statement, if they desire to do so, and to respond to appropriate questions. Deloitte also served as our independent registered public accounting firm for fiscal 2022.

PRINCIPAL ACCOUNTING FEES AND SERVICES

The following table sets forth the aggregate fees billed by Deloitte to Vera Bradley for fiscal years 2022 and 2021:

FEES PAID TO DELOITTE
	FISCAL 2022	FISCAL 2021
Audit Fees(1)	$1,041,343	$1,122,538
Audit-Related Fees	—	—
Tax Fees(2)	66,726	107,971
All Other Fees(3)	1,895	1,895

Total	$1,109,964	$1,232,404

(1)

Audit Fees for fiscal years 2022 and 2021 consist of fees for professional services rendered by Deloitte in connection with the integrated audit of the consolidated financial statements and the effectiveness of the Company’s controls over financial reporting and reviews of our interim consolidated financial statements.

(2)	Tax Fees consist primarily of fees associated with tax compliance, advice, and planning services.
(3)	All Other Fees consist of fees for products and services other than the above-described services. In fiscal years 2022 and 2021, these fees related to an online research database subscription.

The Audit Committee’s written charter requires the Audit Committee to pre-approve, prior to engagement, all audit and permissible non-audit services provided by the independent registered public accounting firm on an individual basis. All of the services described in the table above were pre-approved by the Audit Committee. The Audit Committee considered the services listed above to be compatible with maintaining Deloitte’s independence.

VOTE REQUIRED AND BOARD RECOMMENDATION

This proposal will be approved if a quorum is present, in person or by proxy, at the Annual Meeting and the votes properly cast favoring the proposal exceed the votes properly cast opposing the proposal. Abstentions and broker non-votes will each be counted as present for purposes of determining the presence of a quorum but will not have any effect on the outcome of the proposal.

VERA BRADLEY’S BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE RATIFICATION OF THE APPOINTMENT OF DELOITTE AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR FISCAL 2023.

Vera Bradley, Inc. 2022 Proxy Statement	13

AUDIT COMMITTEE REPORT

AUDIT COMMITTEE REPORT

Management is responsible for the preparation, presentation, and integrity of Vera Bradley’s consolidated financial statements and the Company’s internal control over financial reporting. The independent registered public accounting firm of Deloitte & Touche LLP, or Deloitte, was responsible in fiscal 2022 for performing an integrated audit of the Company’s consolidated financial statements and the effectiveness of the Company’s controls over financial reporting. The Audit Committee’s responsibility is to monitor and oversee these processes. The Audit Committee is also responsible for selecting and evaluating the independence of the Company’s independent registered public accounting firm and for pre-approving the services rendered by that firm.

In this context, the Audit Committee reports as follows:

1.	The Audit Committee has reviewed and discussed with management Vera Bradley’s audited consolidated financial statements for the fiscal year ended January 29, 2022;

2.	The Audit Committee has discussed with Deloitte the matters required to be discussed by the applicable requirements of the Public Company Accounting Oversight Board (“PCAOB”) and the Commission;

3.

The Audit Committee has received and reviewed the written disclosures and the letter from Deloitte required by applicable requirements of the Public Company Accounting Oversight Board regarding Deloitte’s communications with the Audit Committee concerning independence and has discussed with Deloitte its independence; and

4.	The Audit Committee has considered whether the provision by Deloitte of non-audit services to Vera Bradley is compatible with maintaining Deloitte’s independence.

Based on these procedures and discussions, the Audit Committee recommended to the Board of Directors that the Company’s audited consolidated financial statements referred to above be included in Vera Bradley’s Annual Report on Form 10-K for the fiscal year ended January 29, 2022, for filing with the Securities and Exchange Commission.

SUBMITTED BY THE AUDIT COMMITTEE

Kristina Cashman, Chair

Mary Lou Kelley

John E. Kyees

14	Vera Bradley, Inc. 2022 Proxy Statement

PROPOSAL NO. 3 ADVISORY VOTE ON EXECUTIVE COMPENSATION

PROPOSAL NO. 3

ADVISORY VOTE ON EXECUTIVE COMPENSATION

PROPOSAL

The guiding principles of our compensation policies and decisions include aligning each executive’s compensation with our business strategy and the interests of our shareholders and providing incentives needed to attract, motivate, and retain key executives who are important to our long-term success. Consistent with this philosophy, a significant portion of the total incentive compensation for each of our executives is directly related to our earnings and to other performance factors that measure our progress against the goals of our strategic and operating plans.

Shareholders are urged to read the “Executive Compensation Discussion and Analysis” section of this proxy statement, which discusses how our compensation design and practices reflect our compensation philosophy. The Compensation Committee and the Board of Directors believe that our compensation design and practices are effective in implementing our guiding principles.

We are required to submit a proposal to shareholders for a (non-binding) advisory vote to approve the compensation of our named executive officers (“NEOs”) pursuant to Section 14A of the Securities Exchange Act of 1934, as amended, or the Exchange Act. This proposal, commonly known as a “say-on-pay” proposal, gives our shareholders the opportunity to express their views on the compensation of our NEOs. This vote is not intended to address any specific item of compensation, but rather the overall compensation of our NEOs and the principles, policies, and practices described in this proxy statement. Accordingly, the following resolution is submitted for shareholder vote at the Annual Meeting:

“RESOLVED, that the shareholders of Vera Bradley, Inc. approve, on an advisory basis, the compensation of its NEOs as disclosed in the proxy statement for the Annual Meeting, including the Summary Compensation Table, the Executive Compensation Discussion and Analysis, and

other related tables and disclosures set forth in such proxy statement.”

Because this vote is advisory, the result will not be binding on us, our Board of Directors, or our Compensation Committee, although our Compensation Committee will consider the outcome of the vote when evaluating our compensation principles, design, and practices. Proxies submitted without direction pursuant to this solicitation will be voted “FOR” the approval of the compensation of our NEOs, as disclosed in this proxy statement, except with respect to shares held in street name, for which you must direct your broker to vote such shares. A say-on-pay vote will take place every year as determined by the Board of Directors and based on the advice provided by the shareholders.

VOTE REQUIRED AND BOARD RECOMMENDATION

This proposal will be approved if a quorum is present, in person or by proxy, at the Annual Meeting and the votes properly cast favoring the proposal exceed the votes cast opposing the proposal. Abstentions and broker non-votes will each be counted as present for purposes of determining the presence of a quorum but will not have any effect on the outcome of the proposal.

VERA BRADLEY’S BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” APPROVAL OF THE COMPENSATION OF THE NAMED EXECUTIVE OFFICERS AS DISCLOSED IN THIS PROXY STATEMENT INCLUDING RELATED TABLES AND DISCLOSURES.

Vera Bradley, Inc. 2022 Proxy Statement	15

EXECUTIVE COMPENSATION

EXECUTIVE COMPENSATION

COMPENSATION COMMITTEE REPORT

The Compensation Committee of the Board of Directors has reviewed and discussed the following Executive Compensation Discussion and Analysis with management and, based on such review and discussion, has recommended to the Board of Directors that the Executive Compensation Discussion and Analysis be included in this Proxy Statement and in the Company’s Annual Report on Form 10-K for the fiscal year ended January 29, 2022.

SUBMITTED BY THE COMPENSATION COMMITTEE

Edward M. Schmults, Chair

Frances P. Philip

Carrie M. Tharp

EXECUTIVE COMPENSATION DISCUSSION AND ANALYSIS (“CD&A”)

This CD&A provides a summary of the material elements of our compensation philosophy and practices, with a particular focus on our named executive officers or “NEOs.” As used in this CD&A, the “Committee” refers to the Compensation Committee of the Board of Directors.

The following is a list of our NEOs who served for fiscal 2022:

NAME	TITLE

Robert Wallstrom	President and CEO, Vera Bradley, Inc.

John Enwright	Chief Financial Officer, Vera Bradley, Inc.

Daren Hull	Brand President, Vera Bradley

Beatrice Mac Cabe	Chief Creative Officer, Vera Bradley

Mary Beth Trypus	Chief Revenue Officer, Vera Bradley

16	Vera Bradley, Inc. 2022 Proxy Statement

EXECUTIVE COMPENSATION

To assist in understanding our NEO compensation program, we have included a discussion of our compensation policies and decisions for periods before and after fiscal 2022, where relevant. Our compensation program is designed to provide some common standards throughout the Company. Therefore, much of what is disclosed below applies to executives in general and is not limited to our NEOs. The Committee constantly evaluates industry and corporate governance best practices in its compensation programs. Below is a summary of what the Company does and does not do with respect to its compensation programs:

CORPORATE GOVERNANCE BEST PRACTICES

WHAT WE DO	WHAT WE DON’T DO

Pay for Performance: In fiscal 2022, 50% of CEO compensation and an average of 40% of other NEO compensation was tied to performance.	No Hedging or Pledging: Under the Company’s Insider Trading Policy, executives are not allowed to enter into hedging/pledging or other monetization transactions with Company securities.

Double-Trigger Change of Control: Following a change in control, severance payments will only be triggered upon an involuntary termination of employment or where employee terminates for good reason.

Grant of Stock and Options Below Fair Market Value: All restricted stock units and options are priced and granted at the fair market value at the time of grant. Stock or options are not granted below fair market value.

Use of Third-Party Consultants: We utilize compensation consultants and third-party benchmarking to evaluate and compare our compensation programs.	Repricing of Underwater Options/RSUs: The Committee has not repriced any underwater options or otherwise changed the value of RSUs granted despite change in the value of the stock.

Share Ownership Guidelines: Executive Officers are expected to hold Company common stock between 2 and 4 times their annual base salary, and non-employee directors are expected to hold common stock of 4 times their annual cash retainer.

Short-Term Vesting of Equity: No short-term vesting of equity grants. The Company utilizes a three-year time horizon to vest equity granted as part of its Long-Term Incentive Program.

Compensation Recoupment Policy: All cash incentive awards or performance-based equity awards are subject to recoupment in the event of earnings restatements resulting from unlawful activity, or other unlawful activity, fraud, or intentional misconduct.

No Tax Gross-Ups: The Company does not utilize tax gross-ups for executives.

Limited use of Employment Agreements: Only our CEO has an employment agreement.

OUR COMPENSATION PHILOSOPHY AND OBJECTIVES

We believe that the Company’s compensation philosophy should act as the “blueprint” for the total compensation design and targeted value to be delivered to the executive officers. Our compensation philosophy is intended to ensure that the framework for the Company’s compensation program supports the strategic needs of the business, that the components of the pay system work in concert to influence executive behavior in support of organization imperatives, and that the mechanics of the executive reward structure reinforce the corporate culture and management style of the organization.

Our compensation philosophy includes two identifiable components: compensation objectives and pay goals.

Vera Bradley, Inc. 2022 Proxy Statement	17

EXECUTIVE COMPENSATION

Compensation Objectives. These objectives serve as a set of “guiding principles” that provide an overview of the intended purpose of our compensation program. Our compensation objectives are:

✓	To attract and retain key personnel and drive effective results.

✓	To encourage our NEOs to focus on:

¡	Building shareholder value.

¡	Maximizing growth and profitability.

¡	Leadership to drive change while exemplifying Company values.

¡	Building a strong brand and focusing on long-term strategic objectives.

✓	To provide our NEOs with a compensation package that is competitive within our industry.

Pay Goals. The Committee has determined that it is beneficial to establish ranges of compensation, both in total and with respect to each of the Company’s main compensation components, around the 50th percentile of peer group compensation. A primary focus of the Committee in setting executive compensation is to target total compensation within the established ranges noted below, although competitiveness of the other pay components is also strongly considered. For the CEO and the other NEOs, the Compensation Committee considers the following ranges when assessing the competitiveness of each pay component:

COMPENSATION ELEMENT	PAY GOAL RELATIVE TO PEER GROUP

Annual base salary rate:	50th percentile, +/- 10%

Target annual incentive:	50th percentile, +/- 10%

Target long-term incentive:	50th percentile, +/- 15%

Target total compensation:	50th percentile, +/- 15%

COMPENSATION MIX AND PAY FOR PERFORMANCE

Annually, the Committee considers the total compensation opportunities for each NEO and determines how total potential compensation should be allocated across the different elements of compensation. The Committee does not follow a definitive policy when determining the mix of and structure for total compensation. Instead, it considers factors such as achievement of corporate and individual goals, level of experience, responsibilities, demonstrated performance, time with the corporation, risk associated with any payout, and retention considerations.

Generally, the Committee considers market practices as reflected in the peer group data for the peer group identified below and more generally for the Company’s industry to obtain a baseline of total potential compensation for each NEO. Using this analysis as a starting point, the Committee engages in discussions with the objective of ensuring that a material portion of each NEO’s total compensation is at-risk and dependent on performance. Care is taken to balance incentives to drive performance in the short-term and the long-term. In this way, we encourage NEOs to vigorously pursue financial and other performance while discouraging incentives to take excessive risks that may be beneficial in the short term, but harmful in the long run. We believe that these practices align the interests of the NEOs with those of the shareholders year-over-year, as well as over the long term.

The Committee seeks to ensure that a substantial portion of the total compensation awarded to the NEOs is performance-based and is comprised of both annual and long-term incentives. The fiscal 2022 mix of target compensation for the CEO and other NEOs is set forth below:

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EXECUTIVE COMPENSATION

HOW WE MAKE EXECUTIVE COMPENSATION DECISIONS

Role of the Compensation Committee. The Committee is responsible to the Board for overseeing the development and administration of our compensation programs. The Committee is comprised of three independent directors and is responsible for the review and approval of all aspects of executive compensation, including the approval of compensation packages of newly hired executive officers. The Committee is supported in its work by the CEO, Chief Legal & Administrative Officer, the Vice President of Human Resources, their staff, and independent executive compensation consultants, as needed.

Role of Management. Our Committee generally seeks input from our CEO when discussing the performance and compensation levels of the other NEOs. The Committee also works with our CEO, our Chief Financial Officer, Chief Legal & Administrative Officer, and the Vice President of Human Resources in evaluating the financial, accounting, tax, and retention implications of our various compensation programs. Neither Mr. Wallstrom nor any of our other executives participates in deliberations relating directly to his or her own compensation.

Role of Compensation Consultants. The Committee has utilized compensation consultants in assisting with benchmarking, regulatory changes and updates, and analysis and design of the Company’s compensation program. The Committee also used consultants to help review the Company’s compensation peer group. The Committee has utilized Pearl Meyer & Partners, LLC (“Pearl Meyer”) as executive compensation consultants and Equilar, Inc. (“Equilar”). Both Pearl Meyer and Equilar were retained by the Committee, and the Committee may replace them or hire additional consultants at any time. Our Committee makes all final decisions regarding the compensation of our NEOs.

Role of Shareholders: Response to Advisory Vote on Executive Compensation. At the 2021 Annual Meeting of Shareholders, approximately 94% of the votes cast on the advisory vote on our executive compensation program were in support of the compensation paid to the NEOs. The Committee took these results into account in formulating its executive compensation plans moving forward for fiscal 2022. In light of the strong support from shareholders, in setting fiscal 2022 compensation the Committee materially maintained the compensation program currently in place.

Peer Group and Benchmarking. At least annually, the Committee utilizes peer group and industry third-party benchmarking data to ensure that the NEO’s and other officers are appropriately compensated. As part of analyzing peer group data the Committee conducts a review of its identified peer group used for executive compensation comparisons to ensure all peer companies remain an appropriate basis for comparison. In selecting peer companies, the Committee aims to identify companies with similar characteristics to our Company. Specifically, we look for peer group companies that are in the retail industry or another related industry, have a strong consumer brand, are profitable, and are of a comparable size (based principally on revenue and market capitalization). In fiscal 2022, the Committee removed RTW Retailwinds, Inc. from the peer group due to their bankruptcy filing and liquidation, and replaced them with Delta Apparel Group.

Vera Bradley, Inc. 2022 Proxy Statement	19

EXECUTIVE COMPENSATION

FISCAL 2022 COMPENSATION PEER GROUP

The Buckle, Inc.	Boot Barn, Inc.	Crocs, Inc.

Duluth Holdings	Land’s End, Inc.	Francesca’s Holdings Corp

Vince Holding Corp.	Build-a-Bear Workshop, Inc.	J. Jill. Inc.

Movado Group, Inc.	Oxford Industries, Inc.	Delta Apparel Group

Destination XL Group, Inc.	Tilly’s Inc.	Zumiez Inc.

YETI, Holdings, Inc.

ELEMENTS OF OUR EXECUTIVE COMPENSATION PROGRAM IN FISCAL 2022

HIGHLIGHTS

Recent highlights of our executive compensation program include:

❖

In addition to financial goals, the annual incentive for fiscal 2022 included key strategic objectives each with its own objective metric tied to our long-term strategic plan and intended to focus the team on making progress towards the Company’s long-term strategic plan.

❖

The financial components of the annual incentive paid out below the target level for net revenue results for the Vera Bradley Brand and Enterprise programs (but did not pay out for the Pura Vida Brand program) and did not pay out for net operating income for any of the Company’s programs based on the Company falling below its operating plans for both revenue and operating income.

❖	The actual achievement for individual tranches associated with the fiscal 2022 performance year for the performance-based units of the Company’s Long-Term Incentive Plan varied from 0% to 73%.

❖	All stock equity grants under our long-term incentive program vest over a three-year period in order to incentivize retention and long-range performance.

BASE SALARY

Purposes of Base Salary. We utilize base salary as the primary means of providing compensation for performing the essential elements of an executive’s job. Base salaries are intended to provide a certain level of fixed compensation commensurate with an executive’s position, responsibilities, tenure, historical compensation, retention risk, and current and expected future contributions to the Company. In particular, we set base salaries keeping in mind that we are often recruiting from a fashion and retail marketplace that is not typically found in the Company’s hometown of Fort Wayne, Indiana. With these principles in mind, base salaries are reviewed at least annually by our Committee and may be adjusted from time to time based on the results of this review.

Setting Fiscal 2022 Base Salary. In fiscal 2022, the Compensation Committee provided for base salary increases for the CEO and other NEO’s ranging from 2.5% to 12.1%. The Committee approved base salary increases based on analysis of the median peer group and industry benchmarking base salary information, performance, and/or changes in NEO responsibilities and to align with the market and the Company’s compensation philosophy.

The following table shows annual base salary rates for each of our NEOs at the end of fiscal 2021 and fiscal 2022. Amounts represent a base rate of pay; actual earnings during a fiscal year may vary based upon a variety of factors, including the number of weeks in the fiscal year.

FISCAL 2022 BASE SALARY CHANGES
	FISCAL 2021 BASE SALARY RATE	FISCAL 2022 BASE SALARY RATE
Robert Wallstrom	$850,000	$871,250
John Enwright	388,000	416,000
Daren Hull	504,000	565,000
Beatrice Mac Cabe	393,000	416,000
Mary Beth Trypus	376,000	400,000

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EXECUTIVE COMPENSATION

ANNUAL INCENTIVE COMPENSATION

Purposes of Annual Incentive. Our annual incentive compensation, in the form of an annual cash payment, is intended to compensate our NEOs for meeting our short-term corporate financial and strategic objectives and to incentivize our NEOs to meet these objectives. Our financial and strategic objectives are intended to build shareholder value, maximize growth and profitability, build a strong brand, and execute against the annual milestones of the long-term strategic plan.

Setting Annual Incentive Compensation Levels. Our objective is generally to be within the competitive range of the peer group median, on average, for annual incentive opportunities of our executive officers, including our NEOs. We consider a range of +/-10% around the market median (50th percentile) to be competitive but still capable of recognizing differences among executives.

Fiscal 2022 Annual Incentive Performance Metrics. For fiscal 2022, the Committee largely left the compensation program unchanged from fiscal 2021. The Company utilizes a Brand program and an Enterprise program to reflect the different objectives of the Company and its multiple brands, and to incentivize each NEO on the areas each have the greatest ability to impact for both financial metrics and strategic objectives. The strategic objectives tie back to either the individual Brand or Enterprise objectives, which are updated annually as appropriate. The program applicable to each NEO for fiscal 2022 was as follows:

FISCAL 2022 ANNUAL INCENTIVE PROGRAM
PROGRAM
Robert Wallstrom	Enterprise
John Enwright	Enterprise
Daren Hull	Vera Bradley Brand
Beatrice Mac Cabe	Vera Bradley Brand
Mary Beth Trypus	Vera Bradley Brand

Selecting the Financial Metrics. Consistent with fiscal 2021, revenue and operating income were the financial metrics used for fiscal 2022. The Committee selected net revenue because we believe it is important to our shareholders and to the ultimate performance of the Company. Top line performance, however, must be accompanied by operating performance as well, so operating income was selected as a second performance metric. In the future, the Committee will review the application of other financial performance measures. The Committee typically sets a target level of performance at which the full target bonus can be earned. The Committee also sets a threshold level of performance below which no bonus is earned and a maximum level of performance that results in a maximum bonus.

For the Brand program, 80% of the financial metrics are related to Brand performance with 20% related to Enterprise operating income. For the Enterprise program, 100% of the financial metrics are based upon Enterprise results.

ENTERPRISE ANNUAL INCENTIVE PLAN STRUCTURE

FINANCIAL METRICS	Weight	Payout by Performance Level as a Percentage of Target Incentive
		Threshold		Target	Maximum
Enterprise Operating Income	25%	25%		100%	200%
Enterprise Net Revenue	25%	25%		100%	200%
Total	50%

STRATEGIC METRICS	Weight	Payout by Performance Level as a Percentage of Target Incentive
		Met Most	Met All	Exceed	Significantly Exceed
Enterprise Strategic Objectives(1)	25%	25%	100%	125%	200%
Individual Financial Objectives	25%	75%	100%	125%	200%
Total	50%
TOTAL					200%(2)

(1)	The payout for strategic objectives is capped at 100% in the event that either or both of the operating income or net revenue metrics are not achieved at the threshold performance level or higher.
(2)	Mr. Wallstrom’s total annual incentive payout is capped at 200% of his base salary.

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EXECUTIVE COMPENSATION

BRAND ANNUAL INCENTIVE PLAN STRUCTURE

FINANCIAL METRICS	Weight	Payout by Performance Level as a Percentage of Target Incentive
		Threshold		Target	Maximum
Brand Operating Income	20%	25%		100%	200%
Enterprise Operating Income	10%	25%		100%	200%
Brand Net Revenue	20%	25%		100%	200%
Total	50%

STRATEGIC METRICS	Weight	Payout by Performance Level as a Percentage of Target Incentive
		Met Most	Met All	Exceed	Significantly Exceed
Brand Strategic Objectives(1)	25%	25%	100%	125%	200%
Individual Financial Objectives	25%	75%	100%	125%	200%
Total	50%
TOTAL					200%

(1)	The payout for strategic objectives is capped at 100% in the event that either or both of the operating income or net revenue metrics are not achieved at the threshold performance level or higher.

Selecting the Strategic Metrics. In fiscal 2022, the Committee once again included corporate-level strategic objectives as a component of the annual incentive compensation program. The Committee believes that this metric is appropriate to incentivize the management team to meet significant strategic objectives key to achieving the Company’s long-term strategic plan. Each strategic objective measure is tied to an objective metric where performance is based on the level of achievement against the metric.

In fiscal 2022 the Vera Bradley Brand corporate strategic goals were as follows:

❖	Digital: Achieve plan revenue

❖	Community: Achieve customer count plan

❖	Product Maximization: Achieve plan revenue

❖	Product Innovation: Achieve plan revenue

❖	Distribution Platform: Achieve factory plan revenue

❖	Technology: Achieve key technology initiatives

In fiscal 2022 the Pura Vida Brand corporate strategic goals were as follows:

❖	Core Product: Achieve growth plan

❖	Licensing & Collaborations: Achieve plan revenue

❖	New Products: Achieve plan revenue

❖	Retail & International Expansion: Achieve key initiatives
❖	ERP& Integrations: Achieve key initiatives

In fiscal 2022 the Enterprise corporate strategic goals were as follows:

❖	Build corporate platform structure

❖	Pursue acquisitions of appropriate brands

❖	VB Cares: Achieve key initiatives

❖	Vera Bradley growth

❖	Pura Vida growth

In addition to these corporate-level strategic goals, the Committee also continued to include a metric for the measurement of personal objectives for each of the NEOs. The Committee believes it is important to provide individual incentive against defined goals at the level of each major business function in order to ensure that the management team is focused equally on execution in each of their areas in order to meet the long-term strategic objectives of the Company. The individual financial objectives varied by individual and department, but all had clear metrics and measurements and in general were designed to be challenging but achievable.

In the future, the Committee will continue to evaluate both payout levels and performance levels in accordance with business conditions and prevailing market practices.

Fiscal 2022 Annual Incentive Payout. In fiscal 2022, the Vera Bradley Brand adjusted operating income was below the threshold level of performance of $22.1 million, resulting in no payout for this metric. Vera Bradley Brand operating income was adjusted to exclude incremental

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EXECUTIVE COMPENSATION

expense associated with the delayed renewal of GSP (Generalized System of Preferences) tariff relief and store impairment charges.

Vera Bradley Brand net revenue was $420.9 million for fiscal 2022, above the threshold performance level of $387.6 million but below the target performance level of $421.3 million, resulting in a 99% payout for this metric.

In fiscal 2022, the Pura Vida Brand adjusted operating income and net revenue were below threshold levels of $20.5 million and $128.4 million, respectfully, resulting in no payout for these metrics. Operating income was adjusted to exclude intangible asset amortization.

In fiscal 2022, the Enterprise adjusted operating income was below the threshold performance level of $40.1 million, resulting in no payout for this metric. Enterprise operating income was adjusted as previously stated for the Vera Bradley and Pura Vida Brands.

Enterprise net revenue for fiscal 2022 was $540.5 million, above the threshold performance level of $511.3 million but below the target performance level of $555.8 million, resulting in a 74% payout for this metric.

For financial performance metrics, payout levels were determined using linear interpolation for results falling between the three performance levels.

The Committee determined that the Vera Bradley Brand performance to its strategic goals were achieved at 90%, the Pura Vida Brand strategic objectives were achieved at 100% and the Enterprise strategic objectives were achieved at 100%. These percentages were determined based on metrics identified at the beginning of fiscal 2022 and how the Company performed with respect to each of these metrics.

For the NEOs, the payout for individual objectives was determined based upon achievement of the goals as rated by Mr. Wallstrom for Mr. Hull and Mr. Enwright and Mr. Hull for Ms. Mac Cabe and Ms. Trypus. Mr. Wallstrom determined that each of Mr. Enwright and Mr. Hull met expectations. Ms. Mac Cabe met most of her objectives and Ms. Trypus exceeded with respect to her personal objectives. The Committee determined that Mr. Wallstrom performed below expectations for his individual objectives.

The following table sets forth the payout opportunities at each performance level, as well as actual bonus earned as a percentage of base salary:

FISCAL 2022 ANNUAL INCENTIVE PAYOUT AS A PERCENTAGE OF BASE SALARY

	OPPORTUNITY			ACTUAL(1)

	Threshold	Target	Max
Robert Wallstrom	37.5%	100%	200%	62.3%
John Enwright	18.8%	50%	100%	34.2%
Daren Hull	26.3%	70%	140%	47.1%
Beatrice Mac Cabe	18.8%	50%	100%	30.5%
Mary Beth Trypus	18.8%	50%	100%	36.8%
(1)	Actual reflected as a percentage of eligible earnings during fiscal 2022.

LONG-TERM INCENTIVE COMPENSATION

Purposes of Long-Term Incentive Compensation. We grant long-term equity awards under our executive compensation program in order to compete for executive talent and align the interests of our employees, including our NEOs, with those of the Company’s shareholders. These awards are intended to motivate executives by tying a portion of their incentive compensation to the performance of our common stock over the long term and, in turn, also motivate employees to remain with the Company as the value of these awards is intended to increase over time. We believe these awards also serve as motivation for executives to continue to improve the long-term performance of the Company.

Fiscal 2022 Long-Term Incentive Vehicles, Mix and Grant Size. The fiscal 2022, fiscal 2021 and fiscal 2020 grants to each NEO were made up of 50% performance-based restricted stock units and 50% time-based restricted stock units. The terms of the fiscal 2022, fiscal 2021 and fiscal 2020 grants were similar.

Vera Bradley, Inc. 2022 Proxy Statement	23

EXECUTIVE COMPENSATION

Based on the Compensation Committee’s assessment the following reflect the fiscal 2022 long-term grant values for the NEOs.

FISCAL 2022 LONG-TERM INCENTIVE GRANTS

	TARGET GRANT VALUE	AS A % OF BASE SALARY RATE	% OF GRANT PERFORMANCE- BASED	% OF GRANT TIME- BASED
Robert Wallstrom	$1,649,992	189%	50%	50%
John Enwright	324,998	78%	50%	50%
Daren Hull	549,990	97%	50%	50%
Beatrice Mac Cabe	324,998	78%	50%	50%
Mary Beth Trypus	299,992	75%	50%	50%

Terms of the Fiscal 2022 Time-Based RSU Grant. The time-based restricted stock units vest in our common shares, on a one-for-one basis in three equal annual installments on the first, second and third anniversaries of the date of grant. The applicable award agreement provides that the units vest immediately upon the NEO’s disability (as defined in the Incentive Plan) or death or, provided the NEO remains employed through the effective date, upon a change in control (which is more specifically defined in the award agreement). The units will also vest upon the NEO’s retirement (as defined in the Incentive Plan) on a prorated basis based on service through the retirement date.

Terms of the Fiscal 2022 Performance-Based RSU Grant. The performance-based restricted stock unit grant is structured to be earned over three annual performance periods (fiscal 2022, fiscal 2023, and fiscal 2024) and for any earned units to vest in our common shares, on a one-for-one basis in a single tranche on the third anniversary of the date of grant.

The performance-based restricted stock units granted in fiscal 2022 are divided into three equal tranches of one-third each of the total award and allocated to each of the three fiscal years of the Company ending with fiscal 2024, with each such fiscal year being considered a performance year. Each tranche of performance-based restricted stock units must be both “earned” and “vested” before it will be settled in the form of the Company’s common shares. Each tranche of performance-based restricted stock units will be deemed earned only if the earnings per share threshold is met in the applicable fiscal year, and each will be deemed vested only if the executive is continuously employed with the Company through the third anniversary of the grant date. For fiscal 2022, threshold and maximum performance levels for the performance-based restricted stock units were set at 88% and 112%, respectively, of target earnings per share performance and payout levels range from 25% for threshold performance up to 200% for maximum performance.

FISCAL 2022 PERFORMANCE-BASED RSU GRANT – TRANCHE ONE PERFORMANCE MEASURES

PERFORMANCE LEVEL	EPS GOAL FOR FISCAL 2022	SHARES VESTING AS A PERCENTAGE OF TARGET GRANT
Threshold	$0.73 per share	25%
Target	$0.83 per share	100%
Maximum	$0.93 per share	200%

For the second and third tranches of the performance-based restricted stock unit grant, target earnings per share goals will be based on a pre-determined percentage increase in earnings per share over the prior year, and threshold and maximum performance levels will again be set at 88% and 112%, respectively, of target earnings per share. In each year, shares vesting as a percentage of the NEO’s target grant will be as set forth in the table above. The Compensation Committee will continue to evaluate both payout levels and performance levels in accordance with business conditions and prevailing market practices.

Results of Fiscal 2020 through Fiscal 2022 Performance-Based RSU Cycle. The Company’s Long-Term Incentive Plan Performance-based restricted stock units are earned over a three year period and therefore the discussion below includes discussion over the last three fiscal years. Performance-based restricted stock units granted on April 5, 2019 were subject to a three-year performance period established by the Committee that ended on January 29, 2022, which represents performance periods covered by fiscal 2020, fiscal 2021 and fiscal 2022. The following table shows the target number of restricted stock units granted to each NEO for this period.

FISCAL 2020 PERFORMANCE-BASED RSU GRANTS

TARGET GRANT (NUMBER OF RSUs)
Robert Wallstrom	41,985
John Enwright	9,542
Daren Hull	15,267
Beatrice Mac Cabe	12,405
Mary Beth Trypus	8,588

The target number of performance-based restricted stock units was equally divided into three tranches with the first tranche earned based on fiscal 2020 performance (“FY20 Tranche”), the second tranche earned based on fiscal

24	Vera Bradley, Inc. 2022 Proxy Statement

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2021 performance (“FY21 Tranche”) and the third tranche earned based on fiscal 2022 performance (“FY22 Tranche”).

In order to earn shares under the FY20 Tranche, the Committee set a diluted earnings per share target of $0.70 per share, with maximum performance at $0.78 per share and threshold performance of $0.62 per share. Actual fiscal 2020 adjusted diluted earnings per share was $0.72 per share, resulting in a FY20 Tranche payout of 124% of target. GAAP diluted EPS was adjusted in accordance with the requirements of the incentive plan, for purchase accounting net charges related to the Pura Vida acquisition and charges related to Project Novus.

At the time of grant, it was determined that target performance for the FY21 Tranche was 110% of actual fiscal 2020 diluted earnings per share and for the FY22 Tranche was 110% of actual fiscal 2021 adjusted diluted earnings per share. As a result of the COVID-19 pandemic, the Committee determined to remeasure the FY21 tranche target to be 110% of actual Q2 to Q4 fiscal 2020 earnings per share, as adjusted.

Adjusted diluted earnings per share for Q2 to Q4 in fiscal 2021 of $0.93 exceeded the target earnings per share of $0.88 resulting in a payout of 110% for the FY21 Tranche. GAAP diluted EPS was adjusted in accordance with the requirements of the incentive plan, for intangible asset amortization, store impairment charges, COVID-19-related charges, and an adjustment to the earn-out liability related to the Pura Vida acquisition.

Adjusted diluted earnings per share for fiscal 2022 of $0.66 fell above the threshold performance level but below the target performance level of $0.69 per share, resulting in a payout of 73% for the FY22 Tranche. GAAP diluted EPS of $0.52 was adjusted in accordance with the requirements of the incentive plan, for incremental expense associated with the expiration of the GSP tariff relief, intangible asset amortization and store impairment charges.

Therefore, in total, Mr. Wallstrom, Mr. Enwright, Mr. Hull, Ms. Mac Cabe and Ms. Trypus earned 42,963 shares, 9,764 shares, 15,621 shares, 12,693 shares, and 8,786 shares pursuant to the FY20, FY21, and FY22 Tranches of the fiscal 2020 grant, respectively.

BENEFITS

The NEOs are eligible for the same level and offering of benefits available to other employees. Our benefits, such as our basic health benefits, 401(k) plan, life insurance, paid time off, matching charitable gifts program, and discounts on certain Company products, are intended to provide a stable array of support to our employees and their families throughout various stages of their careers, and these core benefits are provided to all full-time employees. The 401(k) plan allows participants to defer amounts of their annual compensation before taxes, up to the cap set by the Internal Revenue Code, which was $19,500 per person for calendar year 2021 (or $26,000 for employees over age 50). Employees’ elective deferrals are immediately vested and non-forfeitable upon contribution to the 401(k) plan. For fiscal 2022, we provided matching contributions equal to 100% for the first 3% of an employee’s individual contribution and 50% for the next 2% of individual contributions, for a maximum employer match of 4% of individual contributions, subject to certain other limits, including vesting requirements.

AGREEMENT WITH NAMED EXECUTIVE OFFICER

Mr. Wallstrom’s Employment Agreement. Mr. Wallstrom’s employment agreement with the Company was effective November 11, 2013 (the “Employment Agreement”) and automatically renewed for fiscal 2022. The Employment Agreement will renew automatically for successive one-year periods unless either the Company or Mr. Wallstrom gives notice to the other of its or his intention not to renew.

Mr. Wallstrom’s annual base salary rate during fiscal 2022 ranged from $850,000 to $871,250. Under his employment agreement, Mr. Wallstrom has a target annual fiscal bonus of 100% of his annual base salary rate, with a maximum annual cash bonus of up to 200% of his annual base salary rate and he is also eligible for long-term incentive grants.

Mr. Wallstrom’s Employment Agreement contains non-compete restrictions. During the period of his employment and for a period of two years following his termination, Mr. Wallstrom may not engage in, manage, join, or work for (as an employee, consultant, or independent contractor) or permit the use of his name by, or provide financial or other assistance to, any competitor that engages in the design, production, marketing, and retailing of (i) handbags and other bags, and related accessories or (ii) accessories such as jewelry, travel, and leisure items, and baby clothes and accessories. In order to be treated as a competitor pursuant to Mr. Wallstrom’s Employment Agreement, an enterprise would have to have received in the prior fiscal year at least 25% of its revenues from the design, production, marketing and/or retailing of handbags, other bags and related accessories or more than 50% of its revenues from the combination of the design, production, marketing, and/or retailing of

Vera Bradley, Inc. 2022 Proxy Statement	25

EXECUTIVE COMPENSATION

handbags, other bags and related accessories, accessories such as jewelry, travel and leisure items, and baby clothes and accessories. Mr. Wallstrom’s Employment Agreement also contains customary confidentiality provisions.

For a description of severance benefits that Mr. Wallstrom would be entitled to receive under certain circumstances, please see “Potential Payments Upon Termination or Change in Control – CEO.”

COMPENSATION AND RISK

The Committee has evaluated the risk profile of our compensation policies and practices and concluded that they do not motivate imprudent risk taking. In our evaluation, we reviewed our employee compensation structures and noted numerous factors and design elements that manage and mitigate risk without diminishing the incentive nature of the compensation, including a unique and strong corporate culture that attracts passionate and motivated employees who are excited about our products and our brand (as opposed to being motivated by purely financial considerations); a balanced mix between cash and equity and annual and longer-term incentives under our executive compensation program; ownership of our shares by senior management, which aligns their interests with the long-term interests of the Company and our shareholders; reasonable limits on annual incentive awards (as determined by a review of our current business plan); with respect to annual incentive awards, a balanced mix of performance measures, linear payouts between target levels and maximum payouts capped in fiscal 2022 at 200% of target for the CEO and other NEOs; and subjective considerations (including a review of individual performance) and discretion in compensation decisions, which limit the influence of formulae or objective factors on excessive risk taking.

We also reviewed our compensation programs for certain design features that may have the potential to encourage excessive risk-taking, including over-weighting towards annual incentives, highly-leveraged payout curves, unreasonable thresholds and steep payout cliffs at certain performance levels that may encourage short-term business decisions to meet payout thresholds. We concluded that our compensation programs do not include such elements. In addition, we analyzed our overall enterprise risks and how compensation programs may impact individual behavior in a manner that could exacerbate these enterprise risks. In view of these analyses, we concluded that we have a balanced pay and performance program that does not encourage excessive risk-taking that is reasonably likely to have a material adverse effect on the Company.

EFFECT OF ACCOUNTING AND TAX TREATMENT ON COMPENSATION DECISIONS

In the review, establishment, and operation of our compensation programs, we consider, among other factors, the anticipated accounting and tax implications to us and our executives. Section 162(m) of the Internal Revenue Code limits the amount of compensation that we may deduct in any one year with respect to our NEOs. The Tax Cuts and Jobs Act (the “Tax Act”) generally eliminated the exception that allowed for the deductibility of certain performance-based compensation for covered employees (as defined in the Tax Act). We seek to maintain flexibility in compensating our executives in a manner designed to promote our corporate goals and therefore we have not adopted a policy requiring all compensation to be deductible. The Committee will continue to evaluate what, if any, changes should be made to the Company’s compensation programs regarding the deductibility of compensation.

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COMPENSATION TABLES

Summary Compensation Table

The table below shows information concerning the annual compensation for services to the Company in all capacities of the Company’s NEOs during the last three completed fiscal years, each of which contained 52 weeks. The salary figures include a 75% reduction to base compensation for Mr. Wallstrom and a 30% reduction to base compensation for the other NEOs during a portion of fiscal 2021 to conserve cash as a result of the COVID-19 pandemic. Information regarding fiscal 2020 for Ms. Trypus is omitted because she was not an NEO during the relevant year.

NAME AND PRINCIPAL POSITION	FISCAL YEAR	SALARY	BONUS		STOCK AWARDS(2)	NON- EQUITY INCENTIVE PLAN COMPEN- SATION(3)	ALL OTHER COMPEN- SATION		TOTAL COMPEN- SATION

Robert Wallstrom	2022	$869,616	—		$1,649,992	$541,336	$11,600	(4)	$3,072,544
President and CEO, Vera Bradley, Inc.	2021	646,500	—		1,400,004	654,500	7,761	(4)	2,708,765
	2020	796,156	200,000	(1)	1,100,008	583,848	11,288	(4)	2,691,300

John Enwright	2022	413,846	—		324,998	141,742	11,729	(4)	892,315
Chief Financial Officer, Vera Bradley, Inc.	2021	343,677	—		275,000	117,564	11,251	(4)	747,492
	2020	375,462	100,000	(1)	250,000	120,148	11,292	(4)	856,902

Daren Hull	2022	565,000	—		549,990	266,172	11,882	(4)	1,393,044
Brand President, Vera Bradley	2021	446,476	—		400,004	173,813	11,265	(4)	1,031,558
	2020	488,846	—		399,996	168,652	12,062	(4)	1,069,556

Beatrice Mac Cabe	2022	416,000	—		324,998	126,984	11,706	(4)	879,688
Chief Creative Officer, Vera Bradley	2021	348,131	—		324,996	110,669	9,915	(4)	793,711
	2020	380,077	—		325,012	131,127	11,315	(4)	847,531

Mary Beth Trypus	2022	400,000	—		299,992	147,100	11,973	(4)	859,065
Chief Revenue Officer, Vera Bradley	2021	332,989	—		275,000	109,642	3,868	(4)	721,499
(1)	Represents cash bonus payments made to Mr. Wallstrom and Mr. Enwright to reward work done for the Company’s successful July 2019 acquisition of Pura Vida.
(2)

Represents the aggregate grant date fair value of restricted stock units awarded during the fiscal year computed in accordance with FASB ASC Topic 718. The grant date fair value of each individual award of restricted stock units for fiscal 2022 is set forth in the Fiscal 2022 Grants of Plan-Based Awards table below. Additional information regarding the calculation of these values is included in Notes 2 and 8 to our consolidated financial statements. Performance-based awards are reflected at target. If the maximum level of performance-based awards were to be achieved for the awards granted in fiscal 2022, the aggregate grant date fair value would be $2,474,988 for Mr. Wallstrom; $487,497 for Mr. Enwright; $824,985 for Mr. Hull; $487,497 for Ms. Mac Cabe; and $449,988 for Ms. Trypus.

(3)	Represents annual incentive compensation paid under the Company’s Annual Incentive Bonus Program.
(4)	Represents 401(k) matching contributions made by the Company.

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Fiscal 2022 Grants of Plan-Based Awards

The following table sets forth information regarding grants of plan-based awards in fiscal 2022. In this table “TRSU” stands for time-based restricted stock unit and “PRSU” stands for performance-based restricted stock unit.

			ESTIMATED POSSIBLE PAYOUTS UNDER NON-EQUITY INCENTIVE PLAN AWARDS(1)			ESTIMATED FUTURE PAYOUTS UNDER EQUITY INCENTIVE PLAN AWARDS(2)

	TYPE OF AWARD	GRANT DATE	THRESHOLD	TARGET	MAXIMUM	THRESHOLD	TARGET	MAXIMUM	ALL OTHER STOCK AWARDS	GRANT DATE FAIR VALUE OF STOCK AWARDS(3)

Robert Wallstrom	Annual Incentive		$326,106	$869,616	$1,739,232
	TRSUs	April 2, 2021							80,566	$824,996
	PRSUs	April 2, 2021				20,142	80,566	161,132		824,996

John Enwright	Annual Incentive		$77,596	$206,923	$413,846
	TRSUs	April 2, 2021							15,869	162,499
	PRSUs	April 2, 2021				3,967	15,869	31,738		162,499

Daren Hull	Annual Incentive		$148,313	$395,500	$791,000
	TRSUs	April 2, 2021							26,855	274,995
	PRSUs	April 2, 2021				6,714	26,855	53,710		274,995

Beatrice Mac Cabe	Annual Incentive		$78,000	$208,000	$416,000
	TRSUs	April 2, 2021							15,869	162,499
	PRSUs	April 2, 2021				3,967	15,869	31,738		162,499

Mary Beth Trypus	Annual Incentive		$75,000	$200,000	$400,000
	TRSUs	April 2, 2021							14,648	149,996
	PRSUs	April 2, 2021				3,662	14,648	29,296		149,996
(1)	Awards available under the Company’s fiscal 2022 Annual Incentive Bonus Program. For all NEOs, amounts shown above are based upon fiscal 2022 eligible earnings.
(2)

Awards made under the Incentive Plan to certain employees and directors, including our NEOs. TRSUs vest in three equal annual installments on the first, second, and third anniversaries of the grant date. PRSUs have a three-year cliff-vesting schedule based on continued employment and performance. The performance feature is based on earnings per share growth over the three-year performance period. Vesting would be accelerated in the event of death, disability, or a change in control. See “— Potential Payments on Termination or Change in Control.” If the Company were to declare any cash dividend on its common shares, an equivalent amount per RSU would be credited to an account for each holder and paid to the holder in cash (or forfeited) at the time the shares underlying the RSU are delivered to the holder (or forfeited). Amounts in this account would bear interest at the prime rate reported in the Midwest Edition of The Wall Street Journal from the date of deposit until paid to the holder or forfeited in accordance with the Incentive Plan.

(3)	Represents the grant date fair value of each award computed in accordance with FASB Topic 718.

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Outstanding Equity Awards at 2022 Fiscal Year-End

The following table sets forth information regarding outstanding equity awards as of January 29, 2022.

	STOCK AWARDS

	RESTRICTED STOCK UNIT GRANT DATE	NUMBER OF SHARES OR UNITS OF STOCK THAT HAVE NOT VESTED (#)(1)		MARKET VALUE OF SHARES OR UNITS OF STOCK THAT HAVE NOT VESTED ($)(2)	EQUITY INCENTIVE PLAN AWARDS: NUMBER OF UNEARNED SHARES, UNITS, OR OTHER RIGHTS THAT HAVE NOT VESTED (#)(1)		EQUITY INCENTIVE PLAN AWARDS: MARKET OR PAYOUT VALUE OF UNEARNED SHARES, UNITS, OR OTHER RIGHTS THAT HAVE NOT VESTED ($)(2)

Robert Wallstrom	April 5, 2019	56,958	(3)	$450,538	—	(4)	$—
	April 7, 2020	156,128	(5)	1,234,972	57,190	(6)	452,373
	April 2, 2021	80,566	(7)	637,277	13,427	(20)	106,208

John Enwright	April 5, 2019	12,945	(8)	102,395	—	(4)	—
	April 7, 2020	30,668	(9)	242,584	11,234	(6)	88,861
	April 2, 2021	15,869	(10)	125,524	2,644	(20)	20,914

Daren Hull	April 5, 2019	20,710	(11)	163,816	—	(4)	—
	April 7, 2020	44,608	(12)	352,849	16,340	(6)	129,249
	April 2, 2021	26,855	(13)	212,423	4,476	(20)	35,405

Beatrice Mac Cabe	April 5, 2019	16,828	(14)	133,109	—	(4)	—
	April 7, 2020	36,243	(15)	286,682	13,276	(6)	105,013
	April 2, 2021	15,869	(16)	125,524	2,644	(20)	20,914

Mary Beth Trypus	April 5, 2019	11,649	(17)	92,144	—	(4)	—
	April 7, 2020	30,668	(18)	242,584	11,234	(6)	88,861
	April 2, 2021	14,648	(19)	115,866	2,440	(20)	19,300
(1)

Time-based restricted stock units (TRSUs) vest in three equal annual installments on the first, second, and third anniversaries of the grant date. Performance-based restricted stock units (PRSUs) have a three-year cliff-vesting schedule based on continued employment and performance. The performance feature is based on earnings per share growth over the three-year performance period. See “— Potential Payments on Termination or Change in Control” for details of outstanding awards where vesting would be accelerated in the event of death, disability or upon a change in control.

(2)	Based on the closing price of $7.91 of the Company’s common shares on January 28, 2022 (the last trading day prior to the end of the fiscal year) as reported by The NASDAQ Stock Market.
(3)

Includes 13,995 TRSUs and 42,963 PRSUs granted under the Incentive Plan. The first, second, and third installments of the TRSUs vested on April 5, 2020, April 5, 2021, and April 5, 2022, respectively. The PRSUs vested on April 5, 2022.

(4)	There are no unearned PRSUs for this award.
(5)

Includes 114,380 TRSUs and 41,748 PRSUs granted under the Incentive Plan. The first and second installments of the TRSUs vested on April 7, 2021 and April 7, 2022, respectively. The PRSUs reflect earned shares based upon actual performance to goal.

(6)	Includes the number of PRSUs subject to incomplete performance years. The shares are reflected at the target payout level.
(7)	Includes 80,566 TRSUs granted under the Incentive Plan. The first installment of the TRSUs vested on April 2, 2022.
(8)

Includes 3,181 TRSUs and 9,764 PRSUs granted under the Incentive Plan. The first, second, and third installments of the TRSUs vested on April 5, 2020, April 5, 2021, and April 5, 2022, respectively. The PRSUs vested on April 5, 2022.

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EXECUTIVE COMPENSATION

(9)

Includes 22,468 TRSUs and 8,200 PRSUs granted under the Incentive Plan. The first and second installments of the TRSUs vested on April 7, 2021 and April 7, 2022, respectively. The PRSUs reflect earned shares based upon actual performance to goal.

(10)	Includes 15,869 TRSUs granted under the Incentive Plan. The first installment of the TRSUs vested on April 2, 2022.
(11)

Includes 5,089 TRSUs and 15,621 PRSUs granted under the Incentive Plan. The first, second, and third installments of the TRSUs vested on April 5, 2020, April 5, 2021, and April 5, 2022, respectively. The PRSUs vested on April 5, 2022.

(12)

Includes 32,680 TRSUs and 11,928 PRSUs granted under the Incentive Plan. The first and second installments of the TRSUs vested on April 7, 2021 and April 7, 2022, respectively. The PRSUs reflect earned shares based upon actual performance to goal.

(13)	Includes 26,855 TRSUs granted under the Incentive Plan. The first installment of the TRSUs vested on April 2, 2022.
(14)

Includes 4,135 TRSUs and 12,693 PRSUs granted under the Incentive Plan. The first, second, and third installments of the TRSUs vested on April 5, 2020, April 5, 2021, and April 5, 2022, respectively. The PRSUs vested on April 5, 2022.

(15)

Includes 26,552 TRSUs and 9,691 PRSUs granted under the Incentive Plan. The first and second installments of the TRSUs vested on April 7, 2021 and April 7, 2022, respectively. The PRSUs reflect earned shares based upon actual performance to goal.

(16)	Includes 15,869 TRSUs granted under the Incentive Plan. The first installment of the TRSUs vested on April 2, 2022.
(17)

Includes 2,863 TRSUs and 8,786 PRSUs granted under the Incentive Plan. The first, second, and third installments of the TRSUs vested on April 5, 2020, April 5, 2021, and April 5, 2022, respectively. The PRSUs vested on April 5, 2022.

(18)

Includes 22,468 TRSUs and 8,200 PRSUs granted under the Incentive Plan. The first and second installments of the TRSUs vested on April 7, 2021 and April 7, 2022, respectively. The PRSUs reflect earned shares based upon actual performance to goal.

(19)	Includes 14,648 TRSUs granted under the Incentive Plan. The first installment of the TRSUs vested on April 2, 2022.
(20)	Includes the number of PRSUs subject to incomplete performance years. The shares are reflected at the threshold payout level, or 25% of target.

Option Exercises and Shares Vested

We have no outstanding stock options.

The following table shows the number of restricted stock units which vested for each NEO in fiscal 2022:

	NUMBER OF SHARES OR UNITS ACQUIRED ON VESTING (#)	NET VALUE REALIZED ON VESTING(1)
Robert Wallstrom	141,873	$1,455,791
John Enwright	47,401	478,910
Daren Hull	64,163	729,036
Beatrice Mac Cabe	50,398	510,641
Mary Beth Trypus	28,233	289,604
(1)	Computed by multiplying the number of shares vested by the Company’s closing stock price the day prior to the scheduled vesting date(s).

Pension Benefits

Aside from our 401(k) plan, we do not maintain any pension plan or arrangement under which our NEOs are entitled to participate or receive post-retirement benefits.

Nonqualified Deferred Compensation

We do not maintain any nonqualified deferred compensation plan or arrangements under which our NEOs are entitled to participate.

30	Vera Bradley, Inc. 2022 Proxy Statement

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Potential Payments upon Termination or Change in Control

Severance Benefits. The following table shows the value of cash severance benefits that would have been payable to each of our NEOs under arrangements or contracts described below, as well as the value of equity awards that would vest, assuming a termination of employment as of January 29, 2022. In this table “TRSU” stands for time-based restricted stock units and “PRSU” stands for performance-based restricted stock units.

	TERMINATION BY COMPANY WITHOUT CAUSE/ BY EXECUTIVE FOR GOOD REASON		TERMINATION BY COMPANY FOR CAUSE/ BY EXECUTIVE WITHOUT GOOD REASON	CHANGE IN CONTROL TERMINATION		TERMINATION FOLLOWING DEATH OR DISABILITY(12)

Robert Wallstrom
Cash	$4,026,336	(1)	—	$5,768,836	(2)	$541,336	(3)
COBRA(4)	26,859		—	26,859		26,859
Value of unvested shares that would be accelerated(5)
- TRSU	—		—	1,652,723	(6)	1,652,723	(6)
- PRSU	—		—	1,547,291	(7)	670,064	(7)
Other(11)	98,853		98,853	148,853		98,853

John Enwright
Cash	921,742	(8)	—	1,300,000	(9)	141,742	(10)
COBRA(4)	17,906		—	17,906		17,906
Value of unvested shares that would be accelerated(5)
- TRSU	—		—	328,407	(6)	328,407	(6)
- PRSU	—		—	314,644	(7)	142,095	(7)
Other(11)	46,800		46,800	76,800		46,800

Daren Hull
Cash	1,466,797	(8)	—	2,076,375	(9)	266,172	(10)
COBRA(4)	21,550		—	21,550		21,550
Value of unvested shares that would be accelerated(5)
- TRSU	—		—	511,176	(6)	511,176	(6)
- PRSU	—		—	488,783	(7)	217,913	(7)
Other(11)	35,856		35,856	65,856		35,856

Beatrice Mac Cabe
Cash	906,984	(8)	—	1,300,000	(9)	126,984	(10)
COBRA(4)	17,906		—	17,906		17,906
Value of unvested shares that would be accelerated(5)
- TRSU	—		—	368,258	(6)	368,258	(6)
- PRSU	—		—	365,758	(7)	177,057	(7)
Other(11)	18,000		18,000	48,000		18,000

Mary Beth Trypus
Cash	897,100	(8)	—	1,250,000	(9)	147,100	(10)
COBRA(4)	—		—	—		—
Value of unvested shares that would be accelerated(5)
- TRSU	—		—	316,234	(6)	316,234	(6)
- PRSU	—		—	300,469	(7)	134,359	(7)
Other(11)	15,000		15,000	45,000		15,000
(1)

Pursuant to his employment agreement, upon a termination by the Company without cause or by Mr. Wallstrom for good reason, he is entitled to a cash payment equal to any bonus for the prior fiscal year which has been earned but is

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EXECUTIVE COMPENSATION

unpaid, a lump sum payment equal to two times the sum of his annual base salary rate plus his target bonus in the year of termination, and a pro rata portion of the amount of bonus that he would have received for the year in which his employment terminated. For purposes of this table, the pro rata bonus has been assumed at the actual fiscal 2022 bonus payout.

(2)

Pursuant to his employment agreement, upon a termination in anticipation of, upon or within 24 months following a change in control, Mr. Wallstrom is entitled to a cash payment equal to any bonus for the prior fiscal year which has been earned but is unpaid, a lump sum payment equal to three times the sum of his annual base salary rate plus his target bonus in the year of termination, and a pro rata portion of the amount of bonus that he would have received for the year in which his employment terminated. For purposes of this table, the pro rata bonus has been assumed at the actual fiscal 2022 bonus payout.

(3)

Pursuant to his employment agreement, upon a termination for death or disability, Mr. Wallstrom is entitled to a cash payment equal to any bonus for the current fiscal year which has been earned but is unpaid. For purposes of this table, the current year bonus has been assumed at the actual fiscal 2022 bonus payout.

(4)

COBRA continuation coverage reflects monthly payments made by the Company for a period of 18 months in the case of Mr. Wallstrom and 12 months in the case of the other NEOs and is based upon coverage elections in place as of January 29, 2022. This amount assumes the NEO elects COBRA coverage and is eligible to participate in COBRA for the payment period.

(5)	Based on the closing price of $7.91 of the Company’s common shares on January 28, 2022 (the last trading day prior to the end of the fiscal year) as reported by The NASDAQ Stock Market.
(6)	Figure includes grants of TRSUs which would vest in the event of death, disability, or upon a change in control.
(7)

Figure includes grants of PRSUs which would vest in the event of death, disability, or upon a change in control. For completed performance years, the number of shares reflects earned shares based on actual performance to goal. For incomplete performance years, upon a change in control, the shares above are reflected at target. In the event of death or disability, the grants would be prorated based on the number of full fiscal months in which the executive provided service during the performance period.

(8)

Pursuant to the Severance Plan (as described below), upon a termination by the Company without cause or by the executive for good reason, he or she is entitled to a cash payment equal to a pro rata portion of the amount of bonus that he or she would have received for the year in which his or her employment terminated, and a lump sum payment equal to one and one-quarter times the sum of his or her annual base salary rate plus target bonus in the year of termination. For purposes of this table, the pro rata bonus has been assumed at the actual fiscal 2022 bonus payout.

(9)

Pursuant to the severance plan, upon a termination in anticipation of, upon or within 24 months following a change in control, the executive is entitled to a cash payment equal to any bonus for the prior fiscal year which has been earned but is unpaid, a lump sum payment equal to one and three-quarters times the sum of his or her annual base salary rate plus target bonus in the year of termination, and a payment equal to his or her target bonus in the year of termination prorated for the number of weeks the executive was employed for the fiscal year.

(10)

Pursuant to the severance plan, upon a termination for death or disability, the executive or his or her estate is entitled to a cash payment equal to a pro rata portion of the amount of bonus that he or she would have received for the year in which his or her employment terminated. For purposes of this table, the current year bonus has been assumed at the actual fiscal 2022 bonus payout.

(11)

Figure includes accrued vacation of 236 hours for Mr. Wallstrom, 234 hours for Mr. Enwright, 132 hours for Mr. Hull, 90 hours for Ms. Mac Cabe, and 78 hours for Ms. Trypus. In the event of a change in control, this amount also includes a maximum of $50,000 of outplacement services for Mr. Wallstrom and $30,000 for all other NEOs.

(12)	As none of the NEOs met or exceeded the age of 65, the normal retirement age of the Company, as of January 29, 2022, severance benefits due to retirement were excluded.

32	Vera Bradley, Inc. 2022 Proxy Statement

EXECUTIVE COMPENSATION

SEVERANCE AGREEMENTS AND ARRANGEMENTS

Chief Executive Officer. Under his Employment Agreement, if the Company terminates Mr. Wallstrom’s employment without cause or Mr. Wallstrom terminates his employment for good reason (each as defined in the Employment Agreement), Mr. Wallstrom will be entitled to (i) any bonus earned in the fiscal year prior to the employment termination that has not yet been paid, (ii) a pro rata portion of the amount of bonus, if any, that he would have received for the year in which his employment terminated; (iii) a lump sum payment equal to two times the sum of his (a) annual base salary rate and (b) target bonus for the fiscal year of termination; and (iv) monthly cash reimbursement of COBRA premiums for a period of eighteen months. If the Company terminates Mr. Wallstrom’s employment without cause or Mr. Wallstrom terminates his employment for good reason and such termination is within 24 months after a change in control of the Company, Mr. Wallstrom will receive, in addition to the payments and benefits described in the preceding sentence, an additional lump sum payment equal to the sum of his (a) annual base salary rate and (b) target bonus for the fiscal year of termination, in exchange for his continued compliance with the restrictive covenants set forth in the Employment Agreement after the change in control and reimbursement for outplacement assistance up to a maximum amount of $50,000. If the payments and benefits to Mr. Wallstrom under the Employment Agreement, together with all other amounts payable to him following a change in control (the “Total Payments”), would be subject to an excise tax under the provisions of Code Section 4999 (the “Excise Tax”), then Mr. Wallstrom will receive either (i) the Total Payments or (ii) the Total Payments as reduced so that the amount of the Total Payments (after reduction) is $1.00 less than the amount that would cause the payments to be subject to the Excise Tax; whichever of the two would provide him with a greater after-tax value of amounts received.

If Mr. Wallstrom’s employment is terminated by death or disability, Mr. Wallstrom or his estate will be entitled to: (i) any bonus that has been earned but not paid; (ii) a pro-rated bonus, if any, Mr. Wallstrom would have received for the year in which his employment terminated; and (iii) in the case of termination due to disability, reimbursements of COBRA premiums.

Severance Plan. On May 21, 2014, the Compensation Committee adopted the Vera Bradley, Inc. 2014 Executive Severance Plan (the “Severance Plan”). The Severance Plan was amended on May 30, 2018 to remove the reference to Executive Vice President and Senior Vice President position levels and replacing it with an executive officer level only. With the exception of Mr. Wallstrom, all

NEOs are participants in the Severance Plan, in addition to other officers of the Company.

Under the Severance Plan, if the Company terminates a participant’s employment without cause or the participant terminates his or her employment for good reason (each as defined in the Severance Plan), the participant will be entitled to (i) any bonus earned in the fiscal year prior to the employment termination that has not yet been paid; (ii) a pro rata portion of the amount of the target bonus (as defined in the Severance Plan), if any, that he or she would have received for the year in which his or her employment terminated; (iii) a lump sum payment equal to one and one-quarter times the sum of his or her (a) annual base salary rate and (b) target bonus for the fiscal year of termination; and (v) monthly cash reimbursement of COBRA premiums for a period of twelve months.

If the Company terminates a participant’s employment without cause or a participant terminates his or her employment for good reason and such termination is within 24 months after a change in control (as defined in the Severance Plan) of the Company, the participant will receive, (i) any bonus earned in the fiscal year prior to the employment termination that has not yet been paid; (ii) a pro rata portion of the target bonus for the year in which his or her employment terminated; (iii) a lump sum payment equal to one and three-quarter times the sum of his or her (a) annual base salary rate and (b) target bonus for the fiscal year of termination; and (v) monthly cash reimbursement of COBRA premiums for a period of twelve months.

If a participant’s employment is terminated by death or disability, the participant or his or her estate will be entitled to receive (i) any bonus earned in the fiscal year prior to the employment termination that has not yet been paid; (ii) a pro rata portion of the amount of bonus (as defined in the Severance Plan), if any, that he or she would have received for the year in which his or her employment terminated; and (iii) in the case of termination due to disability, monthly cash reimbursement of COBRA premiums for a period of twelve months.

The Severance Plan contains customary non-competition and confidentiality provisions. During the period of each participant’s employment and for a period of one year following termination of employment for any reason, the participants may not associate, directly or indirectly, as an employee, officer, director, agent, partner, owner, stockholder, representative, consultant, or vendor with, for or on behalf of any competitor (as defined below), unless the Compensation Committee has approved such an association. For purposes of the Severance Plan, the term

Vera Bradley, Inc. 2022 Proxy Statement	33

EXECUTIVE COMPENSATION

“competitor” means any entity, company, enterprise, or group which engages in the sale of duffel bags, backpacks, totes, or handbags and whose annual sales revenue is less than three hundred million dollars or those added to a list which the Compensation Committee reviews biannually. In addition, participants may not solicit or accept if offered the services of any person who is a then-current employee of the Company (or was an employee of the Company during the year preceding such solicitation) to terminate employment or an engagement with the Company, not including any general, non-targeted advertising or agree to hire any then-current employee (or an individual who was an employee of the Company during the year preceding such hire) of the Company into employment with the participant or any company, individual, or other entity.

Treatment of Equity Awards

Grants under the 2010 and 2020 Equity and Incentive Plans

Generally. Except in the case of a change in control or the executive’s death, disability, or retirement, upon an executive’s termination in service from the Company all unearned and unvested grants of both time-based and performance-based restricted stock units will be forfeited.

Change in Control. Under the terms of the grant agreements, all unvested performance-based restricted stock units will vest in the event of a change in control. With respect to performance years that have been completed at the time of a change in control, unvested performance-based restricted stock units will be earned and vested to the extent of actual performance for such performance year. With respect to performance years that have not been completed at the time of a change in control, performance-based restricted stock units will be deemed to be earned at the target level, with any such earned units becoming fully vested.

With respect to time-based restricted stock units, upon a change in control that portion of any outstanding award that is not yet vested as of the date of the change in control will become immediately and fully vested and paid immediately prior to the change in control.

The Incentive Plan defines a “change in control” to mean the occurrence of any one or more of the following: (a) the acquisition of ownership, directly or indirectly, beneficially or of record, by any Person or group (within the meaning of the Exchange Act and the rules of the Securities and Exchange Commission as in effect on the date of the award), other than: (i) Barbara Baekgaard, Patricia Miller, Michael Ray, and Kim Colby and their respective heirs and descendants and any trust established for their benefit; (ii) the Company or a corporation owned directly or indirectly by the shareholders of the Company in substantially the same proportions as their ownership of stock of the Company; or (iii) any employee benefit plan (or related trust) sponsored or maintained by the Company or any of its affiliates, of securities of the Company representing more than twenty-five percent (25%) of the combined voting power of the Company’s then outstanding securities; (b) the occupation of a majority of the seats (other than vacant seats) on the board of directors by persons who were neither (i) nominated by the board nor (ii) appointed by directors so nominated; or (c) the consummation of (i) an agreement for the sale or disposition of all or substantially all of the Company’s assets or (ii) a merger, consolidation or reorganization of the Company with or involving any other corporation, other than a merger, consolidation, or reorganization that results in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) at least fifty percent (50%) of the combined voting power of the voting securities of the Company (or such surviving entity) outstanding immediately after such merger, consolidation, or reorganization.

Death or Disability. Under the terms of the grant agreements, all unvested performance-based restricted stock units will vest in the event that an executive’s service with the Company terminates as a result of death or disability during the performance period, (i) with respect to performance years that have been completed at the time of death or disability, each tranche will be earned only to the extent of actual performance in the performance year; and (ii) with respect to performance years that have not been completed at the time of death or disability, each tranche will be deemed to be earned based on the “target” level of performance for such performance year, but prorated based on the number of full fiscal months in which the executive provided service during the performance period.

With respect to time-based restricted stock units, in the event of the executive’s death or disability, any portion of any outstanding award that is not yet vested as of the date of death or disability shall become immediately and fully vested.

The Incentive Plan states that “disability” may be defined in any employment, consulting, or other agreement between the Company and the executive or, in the absence of such an agreement, “disability” will mean (i) any permanent physical or mental incapacity or disability rendering the Participant unable or unfit to perform effectively the duties and obligations of the

34	Vera Bradley, Inc. 2022 Proxy Statement

EXECUTIVE COMPENSATION

executive’s service or (ii) any illness, accident, injury, physical or mental incapacity, or other disability, which condition is expected to be permanent or long-lasting and has rendered the executive unable or unfit to perform effectively the duties and obligations of the Participant’s service for a period of at least 180 days in any twelve-consecutive month period (in either case, as determined in the good faith judgment of the Compensation Committee). There are no outstanding employment, consulting or other agreements between the Company and any executive which otherwise define the term “disability.”

Retirement. Under the terms of the grant agreements, all unvested performance-based restricted stock units will vest in the event that an executive’s service with the Company terminates as a result of retirement during the performance period, (i) with respect to performance years that have been completed at the time of retirement, each tranche will be earned only to the extent of actual performance in the performance year; and (ii) with respect to performance years that have not been completed at the time of retirement, each tranche will be deemed to be earned based on the “target” level of performance for such performance year, but prorated based on the number of full fiscal months in which the executive provided service during the performance period.

With respect to time-based restricted stock units, in the event of the executive’s retirement, any portion of any outstanding award that is not yet vested as of the date of retirement shall become immediately and fully vested but prorated based on the number of full fiscal months in which the executive provided service.

The Incentive Plan states that “retirement” means a termination of service on or after reaching the age established by the Company as the normal retirement age in any unexpired employment, consulting or other agreement between the executive and the Company, or, if different, a qualified retirement plan sponsored by the Company. There are no outstanding employment, consulting or other agreements between the Company and any executive which otherwise define the term “retirement.”

PAY RATIO DISCLOSURE

In August 2015, the SEC adopted a rule mandated by section 953(b) of the Dodd-Frank Wall Street Reform and Consumer Protection Act that requires most registrants to disclose the ratio of the total annual compensation of their principal executive officer (“PEO”) to the total annual compensation of their median employee. The Company’s PEO is Mr. Wallstrom.

The previous median employee was selected during fiscal 2021. As a result of the COVID-19-related impacts on compensation during fiscal 2021, we selected a new median employee for fiscal 2022. In determining the median employee, we included employees other than the PEO who were employed as of December 31, 2021, which is within three months of the Company’s fiscal 2022 year end.

In calculating the median employee, we:

•	Used gross compensation as reported on each employee’s Form W-2 for calendar year 2021;

•	Annualized salaries for part-time and full-time employees who were not employed for the entire 2021 calendar year (but did not annualize temporary and seasonal employees);

•	Excluded health care benefits; and

•	Excluded employees at non-U.S. locations, which consisted of approximately 25 employees as of the end of calendar year 2021 and represented only approximately 1% of total employees.

Based on our calculations, the median employee was a part-time retail store associate with total annual compensation of $14,629 (calculated under Item 402(c)(2)(x) of Regulation S-K) during fiscal 2022. The total annual compensation during fiscal 2022 for Mr. Wallstrom was $3,072,544 which resulted in a ratio of the PEO compensation to the median employee compensation of 210 to 1.

As an alternative to the SEC required pay ratio, and to provide a look at a pay ratio of PEO compensation based on full-time employment, we annualized the median employee’s compensation and calculated another pay ratio. We did this by determining an effective hourly rate based on the total annual compensation and divided by the hours worked. We then multiplied the hourly rate by 2,080 hours and added any incentive compensation to approximate what the median employee would have earned if they worked full-time for the year. This annualized amount was $31,153. This resulted in a pay ratio of PEO compensation to the median employee compensation of 99 to 1. This ratio is supplemental and voluntarily provided. This ratio should not be used as a substitute for, or in isolation from, the pay ratio calculated in accordance with the rule adopted by the SEC.

The pay ratio reported by other companies may not be comparable to the pay ratio reported by us, as the method, assumptions, adjustments, or estimates used to calculate the median employee may be different from the method used by us. In addition, other companies may have different employment and compensation practices than we do.

Vera Bradley, Inc. 2022 Proxy Statement	35

QUESTIONS AND ANSWERS ABOUT THE PROXY MATERIALS AND THE 2022 ANNUAL MEETING OF SHAREHOLDERS

QUESTIONS AND ANSWERS ABOUT THE PROXY MATERIALS AND THE 2022 ANNUAL MEETING OF SHAREHOLDERS

Why am I receiving these materials?

We are providing these proxy materials to you in connection with the solicitation, by the Board of Directors of Vera Bradley, Inc. (we, us, the “Company,” or “Vera Bradley”), of proxies to be voted at the Company’s 2022 Annual Meeting of Shareholders and at any adjournments or postponements of the meeting. The Annual Meeting is scheduled to be held on Thursday, May 26, 2022 beginning at 8:00 a.m., Eastern Time, at the Company’s corporate headquarters, 12420 Stonebridge Road, Roanoke, Indiana 46783. As a shareholder, you are invited to attend the Annual Meeting and are entitled and requested to vote on the proposals described in this Proxy Statement. This Proxy Statement and the accompanying proxy card are being mailed to shareholders starting on or about April 22, 2022. The mailing address of the Company’s principal executive offices is 12420 Stonebridge Road, Roanoke, Indiana 46783.

What proposals will be voted on at the Annual Meeting?

Three proposals are scheduled to be voted on at the Annual Meeting:

•	The election of nine directors to the Board of Directors for a one-year term

•	The ratification of the appointment of Deloitte & Touche LLP (“Deloitte”) as our independent registered public accounting firm for fiscal 2023

•	The approval, on an advisory basis, of the compensation of our named executive officers (“NEOs”)

Our Board of Directors is not aware of any other matter that will be presented at the Annual Meeting. If any other matter is properly presented at the Annual Meeting, the persons named on your proxy will, in the absence of your instructions to the contrary, vote the shares for which such persons have voting authority in accordance with their discretion on the matter.

What are the Board of Directors’ voting recommendations?

The Company’s Board of Directors recommends that you vote your shares:

•	“FOR” the election of each of the director nominees to the Board of Directors

•	“FOR” the ratification of the appointment of Deloitte as our independent registered public accounting firm for fiscal 2023

•	“FOR” approval of the compensation of the NEOs

Who is entitled to vote?

Only holders of record of our common shares at the close of business on March 28, 2022 (the “Record Date”), will be entitled to notice of and to vote at the Annual Meeting or at any postponements or adjournments thereof. If you hold your shares in “street name” and wish to vote your shares in person at the Annual Meeting, you must obtain a legal proxy from your broker, bank, or other nominee (who is the shareholder of record), giving you the right to vote the shares; otherwise, your broker, bank, or other nominee will vote for you pursuant to voting instructions provided by you, if any, and otherwise may vote only on routine matters. On the Record Date, 32,443,703 common shares were issued and outstanding. Each common share is entitled to one vote on each matter presented at the Annual Meeting.

What do I need to do now?

Please carefully consider the information in this Proxy Statement and respond as soon as possible so that your shares will be represented at the meeting. You can respond by following the instructions for granting a proxy to vote on the proxy card or, for shares held by your broker, bank, or other nominee on the voting instruction card that your broker, bank, or other nominee provides to you. Alternatively, you may attend the Annual Meeting and vote your shares in person, in which case, only your in-person votes will count. Remember that you will need to obtain a legal proxy from your bank, broker, or nominee if your shares are held in “street name” and you wish to vote in person at the Annual Meeting.

36	Vera Bradley, Inc. 2022 Proxy Statement

QUESTIONS AND ANSWERS ABOUT THE PROXY MATERIALS AND THE 2022 ANNUAL MEETING OF SHAREHOLDERS

Do I need to attend the meeting?

No. You may authorize your shares to be voted by following the instructions on the proxy card or, for shares held by your broker, bank, or other nominee on the voting instruction card that your broker or other nominee provides to you.

If I wish to attend the meeting, what identification must I show to attend?

All shareholders should bring a driver’s license, passport, or other form of government-issued identification to verify their identities. In addition:

•

If your shares are held through a broker, bank, or other nominee (known as holding your shares in “street name”), you will need to bring either (1) a letter from your broker, bank, or other nominee stating that you held the Company’s shares through that institution as of the Record Date or (2) a copy of the notice of Annual Meeting document you received in the mail.

•

If you are a registered shareholder (meaning, your shares are held directly with the Company’s transfer agent), you do not need anything additional because we can check your name against the list of registered shareholders at the door, however, it is a good idea to bring this notice of Annual Meeting document you received in the mail.

Shareholders whose shares are held jointly or through a company, group or other institution may bring one other person with them to attend the meeting. Please understand that, for security reasons, we cannot admit to the meeting people who lack the proper identification.

How do I vote shares that are held by my broker, bank, or other nominee?

If you have shares held by a broker, bank, or other nominee, you may instruct your broker, bank, or other nominee to vote your shares by following the instructions that your broker, bank, or other nominee provides to you. Most brokers offer voting by mail, telephone, and the Internet. Shares held in street name may be voted in person by you at the Annual Meeting only if you obtain a signed proxy from the record holder giving you the right to vote the shares.

What is the quorum requirement for the Annual Meeting?

A quorum is necessary for the Company’s shareholders to conduct business at the Annual Meeting. The presence at the meeting, in person or by proxy, of the holders of a majority of the shares entitled to vote on the Record Date will constitute a quorum, permitting us to conduct the business of the meeting. Proxies received but marked as abstentions, if any, and broker non-votes, described below, will be included in the calculation of the number of shares considered to be present at the meeting for quorum purposes.

What is the voting requirement to approve each of the proposals?

Nine directors have been nominated for election at the Annual Meeting. Directors will be elected by a plurality of the votes properly cast in the election of directors at the Annual Meeting. This means that the nine nominees who receive the largest number of “FOR” votes cast will be elected as directors. Shareholders cannot cumulate votes in the election of directors.

The proposals to ratify the appointment of our independent registered public accounting firm if the votes properly cast favoring the proposal exceed the votes properly cast opposing the proposal.

The proposal for an advisory vote on the compensation of the NEOs will be approved if the votes properly cast favoring the proposal exceed the votes properly cast opposing the proposal. However, because this result is advisory, the result will not be binding on us, the Board of Directors, or the Compensation Committee.

What does it mean if I receive more than one proxy or voting instruction card?

It means your shares are registered differently or are in more than one account. Please provide voting instructions for all proxy and voting instruction cards you receive.

Who will count the vote?

A representative of Broadridge Financial Solutions, Inc., the Company’s mailing agent, will tabulate the votes. Mark C. Dely, the Company’s Secretary, will act as the inspector of election.

How are broker non-votes counted? What if I abstain?

When a proposal is not a routine, uncontested matter and a brokerage firm has not received voting instructions from the beneficial owner of the shares with respect to that proposal, the brokerage firm cannot vote the shares on that proposal. This is called a broker non-vote. Absent instructions, your broker will NOT be able to vote your shares with respect to the election of directors and the

Vera Bradley, Inc. 2022 Proxy Statement	37

QUESTIONS AND ANSWERS ABOUT THE PROXY MATERIALS AND THE 2022 ANNUAL MEETING OF SHAREHOLDERS

approval of NEO compensation because these matters are considered to be “non-routine” matters. Abstentions and broker non-votes will be counted for purposes of determining whether a quorum is present, but will generally have no effect on these proposals because they are not considered votes cast.

We strongly encourage you to vote your shares and exercise your right to vote as a shareholder. We also encourage all shareholders to take advantage of Internet and telephone voting in advance even if planning on attending the Annual Meeting since this will make the tabulation process easier and ensures your vote is counted if for some reason you are unable to attend.

Can I revoke my proxy or change my vote?

Yes. You may revoke your proxy or change your voting instructions at any time prior to the vote at the Annual Meeting by:

•	providing written notice to the Secretary of the Company;

•	delivering a valid, later-dated proxy or a later-dated vote on the Internet or by telephone; or

•	attending the Annual Meeting and voting in person.

Please note that your attendance in person at the Annual Meeting will not cause your previously granted proxy to be revoked unless you specifically so request. Shares held in street name may be voted in person by you at the Annual Meeting only if you obtain a signed proxy from the record holder giving you the right to vote the shares. If your shares are held in street name, you must contact your brokerage firm, bank, or other nominee to change your vote or obtain a proxy to vote your shares if you wish to cast your votes in person at the meeting.

Who will bear the cost of soliciting votes for the Annual Meeting?

The Company is soliciting your proxy and will pay the entire cost of preparing, assembling, printing, mailing, and distributing these proxy materials. In addition to the mailing of these proxy materials, the solicitation of proxies or votes may be made in person, by telephone, or by electronic and facsimile transmission by our directors, officers, and employees, who will not receive any additional compensation for such solicitation activities. We may reimburse brokerage firms and other persons representing beneficial owners of our common shares for their expenses in forwarding solicitation material to such beneficial owners.

I share an address with another shareholder and we received only one paper copy of the proxy materials. How may I obtain an additional copy of the proxy materials?

The Company has adopted a procedure called “householding,” which the Securities and Exchange Commission (the “SEC”) has approved. Under this procedure, the Company is delivering a single copy of this Proxy Statement to multiple shareholders who share the same address unless the Company has received contrary instructions from one or more of the shareholders. This procedure is environmentally responsible and reduces the Company’s printing costs, mailing costs, and fees. Shareholders who participate in householding will continue to be able to access and receive separate proxy cards. Upon written or oral request, a separate copy of this Proxy Statement will be promptly delivered to any shareholder at a shared address to which the Company delivered a single copy. To receive a separate copy of this Proxy Statement, or a separate copy of future proxy statements, shareholders may write or call Broadridge Financial Solutions, Inc. at the following address and telephone number: Householding Department, 51 Mercedes Way, Edgewood, New York 11717 or 1-800-542-1061. Shareholders who hold shares in street name may contact their brokerage firm, bank, broker-dealer, or other similar organization to request information about householding.

Can I access the Company’s proxy materials and Annual Report electronically?

This Proxy Statement and copies of the Company’s Annual Report on Form 10-K for the fiscal year ended January 29, 2022, as filed with the SEC, are available to shareholders free of charge in the “Investor Relations” section of the Company’s website at www.verabradley.com or by writing to Vera Bradley, Inc., 12420 Stonebridge Road, Roanoke, Indiana 46783.

Where can I find the voting results of the Annual Meeting?

The Company will announce preliminary voting results at the Annual Meeting and publish results in a Current Report on Form 8-K within four business days of the Annual Meeting.

38	Vera Bradley, Inc. 2022 Proxy Statement

SHARE OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

SHARE OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information regarding ownership of our common shares as of March 28, 2022 for the following individuals:

❖	each person known to us to own beneficially more than 5% of our outstanding common shares;

❖	each of our executive officers named in the summary compensation table;

❖	each of our directors; and

❖	all of our executive officers and directors as a group.

Beneficial ownership is determined in accordance with the rules of the SEC and generally means the power to vote or to direct disposition. Except as described below, in computing the number of shares beneficially owned by a person and the percentage ownership of that person, common shares subject to options or warrants held by that person that were currently exercisable or exercisable within 60 days of March 28, 2022, are deemed outstanding but are not deemed outstanding for computing the percentage ownership of any other person. These rules generally attribute beneficial ownership of securities to persons who possess sole or shared voting power or investment power with respect to such securities. All of the shares reflected in the table are common shares.

Percentage of beneficial ownership is based on 32,443,703 common shares outstanding as of March 28, 2022. Unless otherwise indicated, the address of each beneficial owner listed below is c/o Vera Bradley, Inc., 12420 Stonebridge Road, Roanoke, Indiana 46783.

	COMMON SHARES BENEFICIALLY OWNED

NAME OF BENEFICIAL OWNER	SHARES	%

5% Beneficial Owners
Blackrock, Inc.(1)	4,430,910	13.7%
Patricia R. Miller(2)	3,042,590	9.4%
P. Michael Miller(2)	3,042,590	9.4%
Michael C. Ray(3)(4)	2,680,477	8.3%
Anne-Marie Ray(3)(5)	2,680,477	8.3%
James B. Byrne(3)(6)	2,675,347	8.2%
Thomas F. Byrne II(3)(7)	2,675,347	8.2%
Joan B. Hall(3)(8)	2,675,044	8.2%
Dimensional Fund Advisors LP(9)	2,270,799	7.0%

Directors and Executive Officers
Robert Wallstrom	346,531	1.1%
Barbara Bradley Baekgaard	28,636	*
Robert J. Hall(3)(10)	2,782,271	8.6%
John E. Kyees	89,509	*
Frances P. Philip	53,518	*
Edward M. Schmults	50,510	*
Mary Lou Kelley	57,066	*
Kristina Cashman	8,301	*
Carrie M. Tharp	8,301	*
Nancy R. Twine	—	*
John Enwright	50,558	*
Daren Hull	70,278	*
Beatrice Mac Cabe	80,874	*
Mary Beth Trypus	50,188	*
Directors and Executive Officers as a Group (17 persons)	3,802,301	11.7%

Vera Bradley, Inc. 2022 Proxy Statement	39

SHARE OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

*	Represents beneficial ownership of less than one percent of the outstanding common shares.
(1)

Information contained in the columns above and this footnote is based on a report on Schedule 13G/A filed with the SEC on February 7, 2022 by BlackRock, Inc. Various persons have the right to receive or the power to direct the receipt of dividends from, or the proceeds from the sale of, these shares. The principal place of business for BlackRock, Inc. is 55 East 52nd Street, New York, New York 10055.

(2)

P. Michael Miller and Patricia R. Miller are husband and wife. Collectively, they beneficially owned an aggregate of 3,042,590 common shares as of March 28, 2022. Of these shares 1,500,000 shares were held by the Miller Marital Trust of which Mrs. Miller is the trustee; 1,421,811 shares were held by Patricia R. Miller; and 120,779 shares were held by P. Michael Miller.

(3)

Michael C. Ray, Anne-Marie Ray, James B. Byrne, Thomas F. Byrne II, Robert J. Hall and Joan B. Hall, each of whom is related by blood or marriage to Barbara Bradley Baekgaard, share voting and investment power with regard to 2,276,867 shares held by the Barbara B. Baekgaard 2009 Grantor Retained Annuity Trust (the “Baekgaard Trust”) and 31,358 shares held by the Barbara Bradley Baekgaard Family Foundation, a trust from which distributions are made exclusively to charitable organizations (the “Foundation”). In the aggregate, Michael C. Ray, Anne-Marie Ray, James B. Byrne, Thomas F. Byrne II, Robert J. Hall and Joan B. Hall beneficially owned 3,888,767 shares as of March 28, 2022.

(4)

Represents 2,276,867 shares held by the Baekgaard Trust; 34,065 and 338,187 shares held by the Anne-Marie Ray 2017 Grantor Retained Annuity Trust #1 and the Anne-Marie Ray Revocable Trust, respectively (collectively the “Anne-Marie Trusts”), of which Mr. Ray’s spouse is the sole trustee; and 31,358 shares held by the Foundation, of which Mr. Ray’s spouse is a trustee.

(5)

Represents 2,276,867 shares held by the Baekgaard Trust; 372,252 shares held by the Anne-Marie Trusts, of which Mrs. Ray is the sole trustee; and 31,358 shares held by the Foundation, of which Mrs. Ray is a trustee.

(6)

Represents 2,276,867 shares held by the Baekgaard Trust; 31,358 shares held by the Foundation, of which Mr. Byrne is a trustee; and 34,065 and 333,057 shares held by the James B. Byrne 2017 Grantor Retained Annuity Trust #1 and James Bradley Byrne Revocable Trust, respectively, of which Mr. Byrne is the sole trustee.

(7)

Represents 2,276,867 shares held by the Baekgaard Trust; 31,358 shares held by the Foundation, of which Mr. Byrne is a trustee; and 34,065 and 333,057 shares held by the Thomas F. Byrne II 2017 Grantor Retained Annuity Trust #1 and Thomas F. Byrne II Revocable Trust, respectively, of which Mr. Byrne is the sole trustee.

(8)

Represents 2,276,867 shares held by the Baekgaard Trust; 31,358 shares held by the Foundation, of which Mrs. Hall is a trustee; and 34,065 and 332,754 shares held by the Joan Byrne Hall 2017 Grantor Retained Annuity Trust #1 and Joan Byrne Hall Revocable Trust, respectively (collectively the “Joan Byrne Hall Trusts”) of which Mrs. Hall is the sole trustee.

(9)

Information contained in the columns above and this footnote is based on a report on Schedule 13G/A filed with the SEC on February 8, 2022 by Dimensional Fund Advisors LP. Various persons have the right to receive or the power to direct the receipt of dividends from, or the proceeds from the sale of, these shares. The principal place of business for Dimensional Fund Advisors LP is Building One, 6300 Bee Cave Road, Austin, Texas 78746.

(10)

Represents 107,227 shares held by Robert J. Hall; 2,276,867 shares held by the Baekgaard Trust; 366,819 shares held by the Joan Byrne Hall Trusts, of which Mr. Hall’s spouse is the sole trustee; and 31,358 shares held by the Foundation, of which Mr. Hall’s spouse is a trustee.

40	Vera Bradley, Inc. 2022 Proxy Statement

OTHER BUSINESS AND ADDITIONAL INFORMATION

OTHER BUSINESS AND ADDITIONAL INFORMATION

DELINQUENT SECTION 16(a) REPORTS

Section 16(a) of the Exchange Act requires Vera Bradley’s executive officers, directors, and persons who beneficially own more than 10% of our common shares to file initial reports of ownership and reports of changes in ownership with the Securities and Exchange Commission. Such persons are required by Commission regulations to furnish Vera Bradley with copies of all Section 16(a) forms filed by such persons. Based solely on Vera Bradley’s review of such forms furnished to it and written representations from certain reporting persons, Vera Bradley believes that all filing requirements applicable to its executive officers, directors and more than 10% shareholders were complied with during fiscal 2022.

REQUIREMENTS, INCLUDING DEADLINES, FOR SUBMISSION OF PROXY PROPOSALS, NOMINATION OF DIRECTORS, AND OTHER BUSINESS OF SHAREHOLDERS

In order to submit shareholder proposals for the 2023 annual meeting of shareholders for inclusion in the Company’s Proxy Statement pursuant to SEC Rule 14a-8, materials must be received by the Secretary at the Company’s principal office in Roanoke, Indiana, no later than December 23, 2022.

The proposals must comply with all of the requirements of SEC Rule 14a-8. Proposals should be addressed to: Mark C. Dely, Corporate Secretary, Vera Bradley, Inc., 12420 Stonebridge Road, Roanoke, Indiana 46783.    As the rules of the SEC make clear, simply submitting a proposal does not guarantee its inclusion.

The Company’s amended and restated bylaws also establish an advance notice procedure with regard to director nominations and shareholder proposals that are not submitted for inclusion in the Proxy Statement, but that a shareholder instead wishes to present directly at an annual meeting. To properly bring before the 2023 annual meeting, a nomination or other matter the shareholder wishes to present at the meeting, the shareholder must have given written notification thereof, either by personal delivery or by United States mail, postage prepaid, to the Secretary of the Company no earlier than 120 days and not later than 90 days in advance of the date of the Company’s Proxy Statement released to shareholders in connection with the previous year’s annual meeting of shareholders. As a result, any notice given by or on behalf of a shareholder pursuant to these provisions of the Company’s amended and restated bylaws (and not pursuant to SEC Rule 14a-8) must be received no earlier than December 23, 2022, and no later than January 22, 2023. All director nominations and shareholder proposals must comply with the requirements of the Company’s amended and restated bylaws, a copy of which may be obtained at no cost from the Secretary of the Company.

Other than the three proposals described in this Proxy Statement, Vera Bradley does not expect any matters to be presented for a vote at the Annual Meeting. If you grant a proxy, the persons named as proxy holders on the proxy card will have the discretion to vote your shares on any additional matters properly presented for a vote at the Annual Meeting. If for any unforeseen reason, any one or more of Vera Bradley’s nominees is not available as a candidate for director, the persons named as proxy holders will vote your proxy for such other candidate or candidates as may be nominated by the Board of Directors.

The chair of the meeting may refuse to allow the transaction of any business not presented beforehand or to require acknowledgment of the nomination of any person not made in compliance with the foregoing procedures.

Vera Bradley, Inc. 2022 Proxy Statement	41

VERA BRADLEY, INC. 12420 STONEBRIDGE ROAD ROANOKE, IN 46783 SCAN TO VIEW MATERIALS & VOTE VOTE BY INTERNET - www.proxyvote.com or scan the QR Barcode above Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form. ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years. VOTE BY PHONE - 1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions. VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: KEEP THIS PORTION FOR YOUR RECORDS DETACH AND RETURN THIS PORTION ONLY THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. The Board of Directors recommends you vote FOR the following: For All Withhold All For All Except 1. To elect nine Directors for a one-year term to expire at the 2023 Annual Meeting of Shareholders. ☐☐ ☐ To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below. Nominees 01) Barbara B. Baekgaard 02) Kristina Cashman 03) Robert J. Hall 04) Mary Lou Kelley 05) Frances P. Philip 06) Edward M. Schmults 07) Carrie M. Tharp 08) Nancy R. Twine 09) Robert Wallstrom The Board of Directors recommends you vote FOR proposals 2 and 3. 2. To ratify the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for fiscal 2023. 3. To approve, on an advisory basis, the compensation of the Company’s named executive officers. For Against Abstain ☐ ☐ ☐ ☐ ☐ ☐ NOTE: To transact any other business as may properly come before the meeting or at any adjournments or postponements thereof. Please indicate if you plan to attend this meeting Yes No Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer. Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) Date 0000566852_1 R1.0.0.24

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice and Proxy Statement and Form 10-K and Corp Responsibility Report are available at www.proxyvote.com VERA BRADLEY, INC. Annual Meeting of Shareholders Thursday, May 26, 2022 8:00 AM EDT 12420 Stonebridge Road Roanoke, Indiana 46783 This proxy is solicited on behalf of the Board of Directors of Vera Bradley, Inc. The undersigned hereby appoints John Enwright and Mark C. Dely, or any of them, as true and lawful agents and proxies with full power of substitution in each, to attend and represent the undersigned on all matters to come before the Annual Meeting of Shareholders and to vote as designated on the reverse side, all the common shares of Vera Bradley, Inc., held of record by the undersigned on March 28, 2022, during or at any adjournment or postponement of the Annual Meeting of Shareholders to be held at 8:00 A.M., EDT at Vera Bradley’s Corporate Headquarters, 12420 Stonebridge Road, Roanoke, Indiana 46783 on Thursday, May 26, 2022. I hereby acknowledge receipt of the Notice of Annual Meeting of Shareholders and the accompanying Proxy Statement, the terms of which are incorporated by reference, and revoke any proxy previously given by me with respect to such meeting. This proxy will be voted as directed, or if no direction is indicated, the proxy holders will vote the shares represented by this proxy “FOR ALL” director nominees under Proposal 1, “FOR” Proposal 2, and “FOR” Proposal 3 and in the discretion of the proxy holders on any other matter that may properly come before the meeting. 0000566852_2 R1.0.0.24 Continued and to be signed on reverse side